                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                   ONEOK Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                   ONEOK INC.
                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 12, 1996

                                                                November 7, 1996

To the Shareholders of ONEOK Inc.:

     Notice is hereby given that the Annual Meeting of the Shareholders of ONEOK Inc. will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, Thursday, December 12, 1996, at 10 a.m. for the following purposes:

          1. To elect five directors (Class A) to serve until the Annual Meeting of Shareholders to be held December 9, 1999, or until their successors are duly elected and qualified.

          2. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditor of the Corporation for the 1997 Fiscal Year.

          3. To transact such other business as may properly come before the meeting and at any and all adjournments thereof.

     Only shareholders of record on the stock transfer books of the Corporation at the close of business October 14, 1996, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

                                            By Order of the Board of Directors,

                                            N. E. DUCKWORTH, Secretary
--------------------------------------------------------------------------------

     To assure your representation at the meeting, please sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors of ONEOK Inc. A return envelope that requires no postage, if mailed in the United States, is enclosed for your convenience in returning your proxy. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. All proxy forms received by you should be signed and returned promptly to be sure that all your shares are voted.

     If your shares are held in the name of a broker, trust, bank, or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares.

                                PROXY STATEMENT

                                   ONEOK INC.
                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103

                                                                NOVEMBER 7, 1996

                         ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 12, 1996

                             PROXY AND SOLICITATION

     The accompanying proxy is solicited by the Board of Directors of ONEOK Inc. (the Corporation) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, on Thursday, December 12, 1996, at 10 a.m. and at any and all adjournments thereof.

     Properly executed proxies received in time for the Annual Meeting will be voted. If the enclosed proxy is executed and returned, it may be revoked by a later-dated proxy or by written notice to the Secretary of the Corporation. Shareholders attending the meeting may revoke their previously executed proxies and vote in person.

     The cost of soliciting proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and regular employees of the Corporation. Morrow & Co., Inc., New York, New York, will assist in solicitation of proxies. The Corporation will pay $8,500 to Morrow & Co., Inc., for proxy solicitation services. The Corporation does not expect to pay any additional compensation for the solicitation of proxies; however, the proxy solicitor, brokers and other custodians, nominees, and fiduciaries will be reimbursed for expenses incurred in forwarding proxy material to principals and obtaining their proxies.

                                 ANNUAL REPORT

     The Corporation's 1996 Annual Report to Shareholders, for the purposes of this Proxy Statement, is included as an addendum to and with this Proxy Statement. The Corporation's Summary Annual Report to Shareholders has been sent to all shareholders of record on October 14, 1996 (Record Date), except for accounts on which the shareholder has filed a written request to eliminate receiving duplicate reports. In addition, the Corporation is providing brokers, dealers, banks, voting trustees, and their nominees additional copies at the Corporation's expense so that the Summary Annual Report may be forwarded to beneficial owners as of the Record Date. The Summary Annual Report to Shareholders is not part of this Proxy Statement and is not to be used as such.

                      STOCK OUTSTANDING AND VOTING RIGHTS

     At Record Date the Corporation had issued and outstanding 180,000 shares of Preferred Stock, Series A (4 3/4%), each share being entitled to two votes, and 27,270,633 shares of Common Stock, each share being entitled to one vote.

     Under Delaware Law and the Corporation's By-laws, the holders of record of a majority in voting interest of the shares of the stock of the Corporation entitled to be voted at the Annual Meeting and present in person or by proxy shall constitute a quorum for the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority in voting interest of the shares entitled to vote at the Annual Meeting shall be the act of the shareholders. Abstentions are treated as votes against a proposal, and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following are known to the Corporation to be the beneficial owners of more than five percent (5%) of any class of the Corporation's voting securities at the Record Date.

                                NAME AND ADDRESS               AMOUNT AND NATURE
                                  OF BENEFICIAL                  OF BENEFICIAL           PERCENT
  TITLE OF CLASS                      OWNER                        OWNERSHIP             OF CLASS
------------------    -------------------------------------    ------------------        --------
Common Stock          Bank of Oklahoma                         3,022,202 Shares            11.08%
                        Trustee for Thrift Plan for            Direct
                        Employees of ONEOK Inc. and
                        Subsidiaries
                        P.O. Box 2300
                        Tulsa, OK 74192

Preferred Stock
  Series A
  (4 3/4%)            Sidney Paxton                            23,948 Shares               13.30%
                        Box 76                                 Direct
                        Oklahoma City, OK 73101

                      Bank of Oklahoma                         7,799 Shares                 4.33%
                        Trustee for Thrift Plan for            Direct
                        Employees of ONEOK Inc. and
                        Subsidiaries
                        P.O. Box 2300
                        Tulsa, OK 74192

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the shares of Common Stock beneficially owned by directors and nominees for directors, the chief executive officer, the four additional most highly compensated executive officers serving at the end of the fiscal year, one additional individual who would have been included but for retirement before the end of the fiscal year, and by all executive officers and directors as a group as of August 31, 1996. Beneficial ownership of the stock is as shown unless otherwise footnoted.

                                                                              SHARES OWNED
                                                                         -----------------------
  TITLE OF                                                               BENEFICIAL     PERCENT
    CLASS                                 NAME                           OWNERSHIP      OF CLASS
-------------    ------------------------------------------------------  ---------      --------
Common Stock     Edwyna G. Anderson....................................       348          *
                   Director

Common Stock     William M. Bell.......................................     1,256          *
                   Director

Common Stock     Larry W. Brummett.....................................    32,057(1)(2)    *
                   Chairman of the Board, President, and Chief Executive
                   Officer -- ONEOK Inc.

Common Stock     Eugene N. Dubay                                            4,907(3)       *
                   Vice President -- Business Development

Common Stock     N. E. Duckworth.......................................    42,833(4)       *
                   Vice President and Secretary

Common Stock     Douglas R. Cummings...................................     1,400          *
                   Director

Common Stock     William L. Ford.......................................     3,287(5)       *
                   Director

Common Stock     J. M. Graves..........................................     2,376          *
                   Director

Common Stock     Charles C. Ingram.....................................    99,176(6)       *
                   Chairman of the Board Emeritus
                   ONEOK Inc.

Common Stock     Stephen J. Jatras.....................................     3,300          *
                   Director

Common Stock     David L. Kyle.........................................    27,198(7)       *
                   President -- Oklahoma Natural Gas Company

Common Stock     Bert H. Mackie........................................     2,178          *
                   Director

Common Stock     Jerry D. Neal.........................................    20,682(8)       *
                   Vice President, Treasurer, and Chief Financial
                   Officer -- ONEOK Inc.

Common Stock     Douglas Ann Newsom, Ph.D..............................       699          *
                   Director

Common Stock     Gary D. Parker........................................     2,285          *
                   Director

Common Stock     J. D. Scott...........................................   120,089(9)       *
                   Director and Retired Chairman of the Board -- ONEOK
                   Inc.

Common Stock     Bill M. Van Meter.....................................    27,865(10)      *
                   President -- Energy Companies of ONEOK

Common Stock     G. Rainey Williams, M.D...............................     2,800          *
                   Director

Common Stock     Stanton L. Young......................................    62,300          *
                   Director

Directors and Executive Officers as a Group............................   457,036(11)    1.68%

 * Less than one percent of Class

   NOTES:

      (1) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 14,375 shares for the account of Mr. Brummett; 17,681 shares of Common Stock are held by Mr. Brummett. These total 32,057 shares.

      (2) Mr. Brummett also owns 616 shares of Preferred Stock.

      (3) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 3,907 shares for the account of Mr. Dubay. 1,000 shares of Common Stock are held by Mr. Dubay. These total 4,907 shares.

      (4) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 38,175 shares for the account of Mr. Duckworth. 4,658 shares of Common Stock are held by Mr. Duckworth. These total 42,833 shares.

      (5) Includes 989 shares owned by the 1979 Leslie A. Ford Trust, of which William L. Ford is a trustee. Mr. Ford is not a beneficial owner of these shares and disclaims ownership thereof.

      (6) Includes 33,800 shares owned by Mrs. Charles C. Ingram. Mr. Ingram disclaims ownership of these shares. In addition to the 99,176 shares, Mr. Ingram is the donor of 876 shares of ONEOK Inc. Common Stock held for the benefit of a relative in a trust over which he has retained no control as to voting rights during the terms of this trust.

      (7) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 22,357 shares for the account of Mr. Kyle. 4,841 shares are held by Mr. Kyle. These total 27,198 shares.

      (8) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 12,506 shares for the account of Mr. Neal, 8,176 shares of Common Stock are held by Mr. Neal. These total 20,682 shares.

      (9) Shares of Common Stock in the Corporation in the custody of the Trustee under the Thrift Plan include 68,734 for Mr. Scott, who retired from the Corporation in 1994; 51,355 shares of Common Stock are held by Mr. Scott. These amounts total 120,089 shares.

     (10) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 4,314 shares for the account of Mr. Van Meter who retired from the Corporation in 1996; 23,551 shares of Common Stock are held by Mr. Van Meter. These total 27,865 shares.

     (11) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 160,054 shares for directors and executive officers as a group and are reported in the preceding tabulation. Nonemployee directors do not participate in the Thrift Plan, except Mr. Scott who, as a former employee, has elected to leave his Thrift Plan holdings intact.

                            INFORMATION ON DIRECTORS

                             NOMINEES FOR DIRECTORS

                          CLASS A -- TERM ENDING 1999

EDWYNA G. ANDERSON       Retired General Counsel, Duquense Light Company,
(age 66)                   Pittsburgh, Pennsylvania
Director since 1995      Mrs. Anderson served as general counsel of Duquense
                           Light Company from September 1988 until retirement in October 1994. She also served as special counsel to the president of Duquense Light Company until March
                           1995, when she retired from that position.

WILLIAM L. FORD          President, Shawnee Milling Company, Shawnee, Oklahoma
(age 54)
Director since 1981      Mr. Ford has served as president of Shawnee Milling
                           Company since 1979. He serves on the boards of numerous civic and business organizations and not-for-profit associations.

BERT H. MACKIE           President, Security National Bank, Enid, Oklahoma
(age 54)
Director since 1989      Mr. Mackie, with Security National Bank since 1962,
                           is currently president and a director. Mr. Mackie serves on the Board of Governors of the United States Postal Service.

GARY D. PARKER           President, Moffitt, Parker & Company, Inc., Muskogee,
(age 51)                   Oklahoma
Director since 1991
                         Mr. Parker, a certified public accountant,
                           is also the majority shareholder of Moffitt, Parker
                           & Company, Inc., and has been president of the firm since 1982. He is a director of First National Bank and Trust Company of Muskogee, Oklahoma.

STANTON L. YOUNG         President, The Young Companies, Oklahoma City, Oklahoma
(age 69)
Director since 1972      Mr. Young is an individual investor with ownership of
                           oil and gas mineral and working interests, a shopping center, and warehouses. He is also owner and president of Journey House Travel Service, Inc., in Oklahoma City.


                              CONTINUING DIRECTORS

                          CLASS B -- TERM ENDING 1997


LARRY W. BRUMMETT        Chairman of the Board, President, and Chief Executive
(age 46)                    Officer, ONEOK Inc. Tulsa, Oklahoma
Director since 1994
                         Mr. Brummett has been employed by the Corporation for
                           more than 22 years. He was employed by ONEOK's Oklahoma Natural Gas Company division as an engineer trainee in June 1974 and, after receiving a number of promotions within the division, was elected Vice President of Tulsa District September 1, 1986, and Executive Vice President in May 1990. He was elected Executive Vice President of ONEOK Inc. January 21, 1993. He was elected President and Chief Executive Officer February 17, 1994, and was elected to the additional position of Chairman of the Board effective June 1, 1994. Mr. Brummett is a director of American Gas Association; Southern Gas Association; Oklahoma State Chamber of Commerce; Metropolitan Chamber of Commerce, Tulsa; and Bank of Oklahoma Financial Corp./Bank of Oklahoma, N.A., in Tulsa. He is also an officer or director of numerous civic and business organizations and not-for-profit associations.

DAVID L. KYLE            President -- Oklahoma Natural Gas Company, Tulsa,
(age 44)                   Tulsa, Oklahoma
Director since 1995
                         Mr. Kyle was employed by Oklahoma Natural Gas Company,
                           a division of ONEOK Inc., in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply September
                           1, 1986, and Executive Vice President May 17, 1990.
                           He was elected President September 1, 1994. Mr. Kyle is a director of Liberty Bancorp, Inc., Oklahoma
                           City, Oklahoma.

DOUGLAS ANN              Professor, Department of Journalism, Texas Christian
NEWSOM PH.D.               University, Fort Worth, Texas
(age 63)
Director since 1982      In addition to her teaching position, Dr. Newsom is a
                           textbook author and public relations counselor.

J. D. SCOTT              Retired Chairman of the Board, ONEOK Inc., Tulsa,
(age 65)                   Oklahoma D79  Mr. Scott served as President, Chief
Director since 19          Executive Officer, and Chairman of the Board of
                           ONEOK Inc. from January 1987 until he retired in 1994.


                                           CONTINUING DIRECTORS

                                       CLASS C -- TERM ENDING 1998


WILLIAM M. BELL          Vice Chairman of the Board, Liberty Bank and Trust
(age 61)                   Company of  Oklahoma City, N.A., Oklahoma City,
Director since 1981        Oklahoma

                         Mr. Bell is a director of Liberty Bank and Trust
                           Company of Oklahoma City, N.A.; and is chairman, president, and chief executive officer of Liberty Trust Company. He serves on the boards of numerous civic and business organizations and not-for-profit associations.

DOUGLAS R. CUMMINGS      President and Owner, Cummings Oil Company, Oklahoma
(age 67)                   City, Oklahoma
Director since 1989
                         Mr. Cummings has been president of Cummings Oil
                           Company since 1972. He is an officer or director of numerous civic and business organizations and not-for-profit associations.

J. M. GRAVES             President and Owner, Calumet Oil Company, Tulsa,
(age 70)                   Oklahoma
Director since 1989
                         Mr. Graves is also president and owner of Green
                           Country Supply, Inc., an oil field supply and chemical company, and he is co-owner and an officer of Cal Bohannan Drilling Company and Tri-Am Acid and
                           Fracture Service, Inc. He serves on the boards of numerous civic and business organizations and not-for-profit associations.

STEPHEN J. JATRAS        Retired Chairman of the Board, Memorex Telex
(age 70)                   Corporation, Tulsa, Oklahoma
Director since 1985
                         Mr. Jatras retired from the position of chairman of
                           the board of Memorex Telex Corporation in 1991. He is a director of Donald G. O'Brien, Inc., in Seabrook,
                           New Hampshire. He serves on the boards of numerous civic and business organizations and not-for-profit associations.

G. RAINEY WILLIAMS, M.D. Professor of Surgery, The University of Oklahoma,
(age 70)                   College of Medicine, Oklahoma City, Oklahoma
Director since 1974
                         Dr. Williams has held his current position since 1974.
                           He is a director of Boatmen's First National Bank of Oklahoma in Oklahoma City.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Eleven regular meetings were held by the Board of Directors during the 1996 Fiscal Year. No Director attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors and committees on which such director served.

     Charles C. Ingram, chairman of the board emeritus, retired as a full-time employee of the Corporation effective January 1, 1982, and as a director January 20, 1988. Mr. Ingram, as chairman of the board emeritus, is invited to attend all board meetings.

DIRECTORS' COMPENSATION

     The aggregate amount of directors' fees paid during the 1996 Fiscal Year was $401,000. Officer-directors receive no additional compensation for service on the Board of Directors or its committees. All other directors received an annual retainer of $20,000; a fee of $900 for attending each board meeting and each committee meeting; and reimbursement for expenses incurred in attending board and/or committee meetings. Nonofficer directors who chair a committee received an additional annual retainer of $2,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on information submitted by the directors and officers, it has been determined that all directors and all officers of the Corporation who are required to so file have timely filed all forms required to be filed under
Section 16(a) of the Securities Exchange Act of 1934, as amended, with the exception of E. N. Dubay who filed one late report containing one transaction.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Executive, Audit, Nominating, and Executive Compensation Committees.

EXECUTIVE COMMITTEE

     Members of the Executive Committee are: Chairman Larry W. Brummett, Vice Chairman David L. Kyle, William M. Bell, Douglas R. Cummings, J. M. Graves, Stephen J. Jatras, J. D. Scott, and G. Rainey Williams.

     The Committee did not meet during the 1996 Fiscal Year. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation subject to certain statutory limitations.

AUDIT COMMITTEE

     Members of the Audit Committee are: Chairman Stephen J. Jatras, Vice Chairman William L. Ford, Edwyna G. Anderson, William M. Bell, Bert H. Mackie, Douglas Ann Newsom, Gary D. Parker, J. D. Scott, and Stanton L. Young. The Committee, composed entirely of outside directors, held three meetings during the last fiscal year. The Audit Committee reviews and makes recommendations to the Board of Directors concerning employment of the independent auditors, the proposed annual audit plan, the completed annual audit, and the Corporation's conflict of interest program. The Committee also meets periodically with:

a. the Corporation's independent auditors to review the Corporation's accounting policies, internal controls, and other accounting and auditing matters;

b. the Corporation's manager of internal auditing to review the Corporation's internal auditing program;

c. the Corporation's chief financial officer to review the Corporation's accounting policy, the results of the annual audit, and the Corporation's periodic financial statements; and

d. the Corporation's general counsel to review outstanding and potential litigation, regulatory proceedings, and other significant legal matters.

NOMINATING COMMITTEE

     Members of the Nominating Committee are: Chairman Bert H. Mackie, Edwyna G. Anderson, Larry W. Brummett, J. M. Graves, Stephen J. Jatras, David L. Kyle, Douglas Ann Newsom, and Stanton L. Young. The Committee met once during the last fiscal year. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors, establishes procedures to identify potential nominees, recommends criteria for membership on the Board of Directors, and recommends the successor chief executive officer when a vacancy occurs. The Committee will consider nominees recommended by shareholders for service on the Board of Directors. Recommendations should be sent to the Corporate Secretary at the address shown on the front of this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

     Members of the Executive Compensation Committee are: Chairman William L. Ford, Douglas R. Cummings, J. M. Graves, Gary D. Parker, and G. Rainey Williams. The Committee, composed entirely of outside directors, held three meetings during the last fiscal year. The Executive Compensation Committee oversees and approves all elements of executive compensation, administers the Key Employee Annual Incentive Plan and the Key Employee Stock Plan, and reports to the Board all forms and amounts of executive compensation for information, approval, or ratification, as necessary and appropriate.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                ---------------------------------------    ------------------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                           ------------------------    -------
                                                                 OTHER                   SECURITIES
                                                                ANNUAL     RESTRICTED    UNDERLYING               ALL OTHER
          NAME AND                                              COMPEN-      STOCK        OPTIONS/      LTIP      COMPENSA-
     PRINCIPAL POSITION         YEAR     SALARY      BONUS      SATION      AWARD(S)        SARS       PAYOUTS     TION(1)
-----------------------------   ----    --------    --------    -------    ----------    ----------    -------    ---------
Larry W. Brummett               1996    $375,333    $423,400     NONE       NONE          17,600        NONE       $ 8,993
Chairman of the Board,          1995     335,000     357,963     NONE       NONE            NONE        NONE         9,000
President and CEO               1994     252,231           0     NONE       NONE            NONE        NONE        12,889

Eugene N. Dubay                 1996    $ 45,000    $ 25,080     NONE       NONE            NONE        NONE       $   -0-
Vice President --               1995          --          --     NONE       NONE            NONE        NONE            --
Corporate Development(2)        1994          --          --     NONE       NONE            NONE        NONE            --

N. E. Duckworth                 1996    $129,200    $ 61,000     NONE       NONE           2,500        NONE       $ 7,752
Vice President and              1995          --          --     NONE       NONE            NONE        NONE            --
Secretary(3)                    1994          --          --     NONE       NONE            NONE        NONE            --

David L. Kyle                   1996    $275,333    $278,600     NONE       NONE          11,000        NONE       $ 9,000
President -- Oklahoma           1995     240,000     164,175     NONE       NONE            NONE        NONE         9,000
Natural Gas Company(4)          1994          --          --     NONE       NONE            NONE        NONE            --

Jerry D. Neal                   1996    $162,200    $ 84,240     NONE       NONE           2,500        NONE       $ 8,993
Vice President, Treasurer       1995     161,133     122,313     NONE       NONE            NONE        NONE         9,000
and CFO                         1994     156,500           0     NONE       NONE            NONE        NONE         9,376

Bill M. VanMeter                1996    $174,266    $            NONE       NONE            NONE        NONE       $ 6,000
President -- Energy             1995     261,400     164,175     NONE       NONE            NONE        NONE         9,000
Companies of ONEOK(5)           1994     258,866           0     NONE       NONE            NONE        NONE        14,136

(1) ONEOK Inc.'s contribution to the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries.

(2) Mr. Dubay was employed May 1, 1996.

(3) Mr. Duckworth became a corporate officer January 1, 1996. He was not one of the highest-paid corporate officers in fiscal years 1994 and 1995.

(4) Mr. Kyle became president of Oklahoma Natural Gas Company September 1, 1994. He was not one of the five highest-paid corporate officers in the 1994 fiscal year.

(5) Retired May 1, 1996.

                 BOARD EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the Committee) is responsible for overseeing and approving the Corporation's executive compensation policies and practices and approves all elements of compensation for corporate officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee, which consists of five outside directors, reports regularly to the Board of Directors on its activities and obtains approval and ratification by the Board for components of executive compensation when necessary and appropriate.

COMPENSATION PHILOSOPHY AND PRACTICES

     The Corporation's executive compensation program is based on the belief that the interests of executives should be closely aligned with those of the shareholders. To support this philosophy, the following principles provide a framework for the compensation program:

- offer compensation opportunities that attract the best talent to the Corporation; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term shareholder value;

- maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Corporation, as well as to the creation of shareholder value;

- encourage executives to manage from the perspective of owners with an equity stake in the Corporation.

     The Corporation established the Key Employee Annual Incentive Plan (Incentive Plan) on August 17, 1995, which became effective September 1, 1995. The purpose of the Plan is to provide for compensation that focuses attention on achievement of the Corporation and the goals of the operating units. The Incentive Plan targets base pay levels at approximately 90 percent of the average salaries paid for similar positions by the Corporation's peer competitors as identified through published surveys, company documents, and other sources. The Incentive Plan is designed to allow the Corporation's executive officers the opportunity to earn compensation that is above average when compared to the Corporation's peer competitors if the Corporation achieves premium results compared to those competitors and the targeted objectives. The Committee administers the Incentive Plan in accordance with its stated purposes. Participation in the Incentive Plan is provided to executives and key employees of the Corporation and subsidiaries selected by the Committee and upon recommendations of the chief executive officer.

     The executive compensation practices are recommended by independent consultants using industry salary surveys that include the American Gas Association Executive Compensation Survey, the KPMG Oil and Gas Industry Compensation Survey, the Mercer Oil and Gas Industry Compensation Survey, the Towers & Perrin Natural Gas Pipeline Survey, and the Watson Wyatt Worldwide Compensation Survey. These surveys include corporations that are representative of the firms with which the Corporation competes for executive talent and have jobs similar to those at the Corporation in magnitude, complexity, and scope of responsibility. Consequently, this is a broader and more diverse set of companies than those included in the Standard & Poor's Natural Gas Distribution Index, which is used in the Performance Graph on page 12.

COMPONENTS OF EXECUTIVE COMPENSATION

     The compensation for executive officers consists of the following components. An executive's annual compensation includes the core package component of base salary and benefits, a bonus award component based on achievement of certain corporate and unit performance goals, and a variable component which is entirely at risk. The variable component is tied to the equity based criteria that parallel the interests of the Corporation's shareholders. Base salaries and bonus awards are established by the Committee based on the executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from compensation surveys. Criteria on which individual performance was evaluated in 1996 were: achievement of corporate and unit goals, including return on assets, revenue growth and other selected goals, and other performance, including problem analysis; planning; organizational ability; directing;

decision making; human, capital, and material resource utilization; time management; initiation of and response to change; communications and team relations; and personal actions.

     The Stock Performance Plan, a five (5) year plan, was approved by the shareholders and became effective September 1, 1991, and was terminated January 18, 1996, upon shareholder approval of the Key Employee Stock Plan, discussed below. No Target Grants, Grants, or other compensation were established or paid under the Stock Performance Plan for the 1996 Fiscal Year.

     The Key Employee Stock Plan (the Stock Plan), as approved by the shareholders, became effective August 17, 1995. The Stock Plan will remain in effect until stock incentives, as defined, have been granted with respect to all shares of Common Stock of the Corporation authorized to be issued and transferred under the Stock Plan, or its earlier termination. The purpose of the Stock Plan is to provide incentives to enable the Corporation to attract, retain, and reward key employees and give such employees an interest parallel to the interests of the Corporation's shareholders. The Committee administers the Stock Plan and is authorized to make all decisions and interpretations required to administer and execute the Stock Plan in accordance with its stated purposes. Participation in the Stock Plan is limited to key employees of the Corporation and subsidiaries, determined by the Committee to be those employees in positions to contribute significantly to the growth and profitability of, or to perform services of major importance to the Corporation or its subsidiaries. The Stock Plan authorizes the Committee to grant Stock Incentives to participating key employees, which may be in the form selected by the Committee, including Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock Awards, and Performance Awards, as defined in the Stock Plan. Stock Incentives granted under the Stock Plan are subject to the provisions of the Stock Plan providing for the time and manner of payments and other terms and conditions as the Committee determines. Stock Options granted by the Committee to selected key employees may be subject to particular requirements contained in the Internal Revenue Code, such as the purchase price and term of the option. The maximum number of shares of Common Stock reserved for issuance under the Stock Plan is 1,000,000 shares, subject to adjustment in the event of recapitalization, merger, consolidation, or similar events. On November 16, 1995, Non-Statutory Stock Options were granted to 57 key employees by the Committee for 107,400 shares of Common Stock. Those options are exercisable only after November 16, 1996, and before November 16, 2005. The Committee granted, on October 10, 1996, Non-Statutory stock options totaling 100,700 shares to 63 key employees, exercisable only after October 11, 1997, and before October 10, 2006. At present, 791,900 shares of Common Stock are available for Stock Incentives under the Stock Plan.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     In considering the annual compensation for Mr. Brummett, who, in addition to his duties as Chief Executive Officer, is Chairman of the Board and President, the Committee relied on the aforementioned surveys to provide basic information regarding peer positions. The C. A. Turner Utility Report on financial and stock performance and comparisons of operating statistics from American Gas Association member companies are also utilized. The industry statistics have large comparative universes of natural gas distribution and integrated natural gas companies. The companies in the Standard & Poor's Natural Gas Distributors' Index, which is part of the Performance Graph below, are included in the C. A. Turner Utility Report. The Committee also considered the results of a formal Board of Directors' evaluation of Mr. Brummett's performance during the fiscal year. The categories in which his performance was evaluated include: leadership, strategic planning, human resources, and communication. Each of the categories contains as many as five areas of specific performance evaluation. The Committee recommended and the Board of Directors approved a base compensation amount of $388,000, which was in the lower range of the surveys utilized in the studies. Under the Key Employee Stock Plan Mr. Brummett was granted an option to purchase 17,600 shares of the Corporation's common stock at a purchase price of $23.69 per share, exercisable only after November 16, 1996. Mr. Brummett received, under the Key Employee Annual Incentive Plan, $423,400, which amounted to a total of 52.18 percent of his compensation that related to the Corporation's performance during the year. Because he was paid at his previously approved salary four months in the 1996 Fiscal Year, the actual salary he received in fiscal 1996 was $375,333, and the at-risk portion of his total compensation relating to the Corporation's performance amounted to 53.01 percent.

FEDERAL INCOME TAX LIABILITY

     The Corporation has not yet adopted a policy in respect to Internal Revenue Code Section 162(m) regarding a $1 million annual limitation of a Federal income tax deduction by the Corporation for compensation paid to any executive officer. This limitation did not apply to the Corporation during fiscal year 1996; however, the Internal Revenue Code requirement is being evaluated and the tax regulations are being closely monitored.

CONCLUSION

     The Board believes that the caliber and motivation of the Corporation's leadership are fundamentally important to achieving the Corporation's objectives established by the strategic plan and providing a sound investment for the shareholders. The Committee is responsible to the Board, and by extension to the shareholders, for ensuring that executives are compensated in a way that is compatible with the Corporation's business strategies, thereby aligning their interests with those of long-term investors. We believe the current methodology governing executive compensation standards will prove beneficial to the Corporation, its shareholders, its customers, and the communities served.


William L. Ford, Chairman                      Gary D. Parker
Douglas R. Cummings                            G. Rainey Williams
J. M. Graves


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG ONEOK INC., S&P 500 INDEX AND
                       S&P NATURAL GAS DISTRIBUTORS INDEX

                                   [GRAPH]

                                            12 Months Ended August 31
--------------------------------------------------------------------------------
                                 1991   1992    1993    1994    1995    1996
--------------------------------------------------------------------------------
ONEOK Inc.                      100.00  130.02  173.29  153.81  198.11  260.21
--------------------------------------------------------------------------------
S&P 500 Index                   100.00  107.92  124.34  131.14  159.27  189.10
--------------------------------------------------------------------------------
S&P Natural Gas Distributors    100.00  106.53  141.07  126.43  143.27  194.01
--------------------------------------------------------------------------------

The information provided under the foregoing sections entitled "Board Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and unless specific reference is made to such sections in a filing, the information shall not be incorporated by reference into any such filing under the Securities Act of 1933 or the Securities Exchange Act of 1934. Additionally, the stock performance as shown on the Performance Graph shall not be interpreted as a prediction of future stock performance.

                                 STOCK OPTIONS

     The following tables provide information concerning options to purchase Common Stock of the Corporation granted for the last fiscal year and for fiscal year 1997. None of the Stock Option Grants have been exercised.

TABLE I

                     STOCK OPTIONS GRANTED OCTOBER 10, 1996

                                                                                               POTENTIAL
                                                                                           REALIZABLE VALUE
                                        % OF TOTAL                                         AT ASSUMED ANNUAL
                                          OPTIONS                                           RATES OF STOCK
                               STOCK    GRANTED TO                MARKET                  PRICE APPRECIATION
                              OPTION     EMPLOYEES               PRICE ON                 FOR OPTION TERM(1)
                              SHARES        IN        EXERCISE   DATE OF    EXPIRATION   ---------------------
            NAME              GRANTED   FISCAL YEAR    PRICE      GRANT        DATE         5%          10%
----------------------------  -------   -----------   --------   --------   ----------   --------     --------
Larry W. Brummett...........   10,000       9.93%      26.875     26.875      10-10-06   $169,015     $428,318
Eugene N. Dubay.............    2,500       2.48%      26.875     26.875      10-10-06     42,254      107,080
N. E. Duckworth.............    2,500       2.48%      26.875     26.875      10-10-06     42,254      107,080
David L. Kyle...............    8,000       7.94%      26.875     26.875      10-10-06    135,212      342,655
Jerry D. Neal...............    2,500       2.48%      26.875     26.875      10-10-06     42,254      107,080

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

TABLE II

                     AGGREGATED STOCK OPTIONS EXERCISED IN
               FISCAL YEAR 1996 AND YEAR-END STOCK OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                   SHARES                           OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                                  ACQUIRED        VALUE                YEAR END(#)                  FISCAL YEAR-END($)(1)
                                 ON EXERCISE     REALIZED     -----------------------------     -----------------------------
            NAME                     (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------    -----------     --------     -----------     -------------     -----------     -------------
Larry W. Brummett............         0              0           17,600            -0-           $ 479,600           -0-
Eugene N. Dubay..............         0              0              -0-            -0-                 -0-           -0-
N. E. Duckworth..............         0              0            2,500            -0-              68,125           -0-
David L. Kyle................         0              0           11,000            -0-             299,750           -0-
Jerry D. Neal................         0              0            2,500            -0-              68,125           -0-

(1) Based on per share price for Company Common Stock of $27.25 per share. The price reflects the average of the high and low trading price on the New York Stock Exchange on August 30, 1996.

                                 PENSION PLANS
PENSION PLAN TABLE

                           ESTIMATED ANNUAL BENEFITS
                    UNDER FINAL-AVERAGE EARNINGS(1)(2)(3)(4)

                                                            YEARS OF SERVICE
                                      ------------------------------------------------------------
            REMUNERATION                 15           20           25           30           35
------------------------------------  --------     --------     --------     --------     --------
 $125,000...........................  $ 44,807     $ 54,274     $63,7411     $ 73,207     $ 82,674
 $150,000...........................    54,182       65,680       77,178       89,676      100,174
 $175,000...........................    63,557       77,086       90,616      104,145      117,674
 $200,000...........................    72,932       88,492      104,053      119,614      135,174
 $225,000...........................    82,307       99,899      117,491      135,082      152,674
 $250,000...........................    91,682      111,305      130,928      150,551      170,174
 $300,000...........................   110,432      134,117      157,803      181,489      205,174
 $400,000...........................   147,932      179,742      211,553      243,364      275,174
 $450,000...........................   166,682      202,555      238,428      274,301      310,174
 $500,000...........................   185,432      225,367      265,303      305,239      345,174

(1) For purposes of the above table, the annual Social Security Covered Compensation benefit ($27,576) was used in the excess benefit calculation.

(2) Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under the Retirement Plan cannot exceed $150,000, adjusted for increases in the cost of living, for plan years beginning after December 31, 1993.

(3) Amounts are estimates only and would be subject to adjustment based on rules and regulations applicable to the method of distribution and survivor benefit options selected by the retiree. Retirement benefits would be actuarially reduced for retirement prior to age 65.

(4) The compensation covered by the Retirement Plan benefit formula is the basic salary paid to an employee within the employee's final average earnings. The final average earnings means the employee's highest earnings during any sixty consecutive months during the entire period of employment. For any employee named or shown in the Summary Compensation Table who retires with vested benefits under the Plan, the compensation shown as "salary" in the Summary Compensation Table could be considered covered compensation in determining benefits, except that the Plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of covered compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code applicable to the Plan.

     The RETIREMENT PLAN FOR EMPLOYEES OF ONEOK INC. AND SUBSIDIARIES (RETIREMENT PLAN) is a tax-qualified, defined-benefit pension plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. In Plan years prior to 1989, benefits became vested and nonforfeitable after completion of ten years of continuous employment; and in Plan years after 1988, benefits become vested and nonforfeitable after completion of five years of continuous employment. A vested participant receives the retirement benefit upon attaining retirement age under the Retirement Plan notwithstanding an earlier separation from service. Benefits (joint and survivor for married participants unless they otherwise elect) are calculated at retirement date based on credited service, limited to a maximum of 35 years, and final average earnings; and monthly benefits are distributed by an insurance company. At August 31, 1996, the executive officers named in the Summary Compensation Table had the following credited service under the Plan, respectively: Larry W. Brummett, 21 years and 2 months; Eugene N. Dubay, 4 months; N. E. Duckworth, 35 years; David L. Kyle, 21 years and 2 months; and Jerry D. Neal, 33 years and 9 months. At retirement, Bill M. Van Meter had 10 years and 8 months of credited service.

     The maximum annual benefits for employees in higher salary classifications retiring at age 65 with the specified years of service are as shown in the Pension Plan Table above. There are a number of options available to a retiring employee such as the method of distribution and survivor benefit options, which, when selected by the retiree, could result in reduced monthly pension payments. Retirement benefits also would be actuarially reduced for retirement prior to age 65.

     The SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP) covers elected officers of the Corporation, appointed officers of the Corporation, and certain other highly compensated employees in the management of the Corporation who are selected for participation by the Executive Compensation Committee and approved by the Board of Directors and who are also eligible to receive limited benefits from the Retirement Plan. An administrative committee interprets and administers the SERP. The benefit payable to an employee under the SERP is equal to the benefit which would be payable to the employee under the Retirement Plan if the limitations prescribed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, were not applicable, less the benefit payable under the Retirement Plan with such limitations. Benefits under the SERP are paid coincidentally with the payment of benefits under the Retirement Plan or as the administrative committee may determine. These benefits are unfunded and are payable from the general assets of the Corporation. The Board of Directors may amend or terminate the SERP at any time; however, benefits accrued prior to termination of the SERP will not be affected.

                         TERMINATION OF EMPLOYMENT AND
                         CHANGE OF CONTROL ARRANGEMENTS

     On January 19, 1984, a Severance Pay Policy (Policy) was adopted, which includes the officers of the Corporation; and termination agreements (Termination Agreements) were authorized, which have been entered into with the officers of the Corporation. Under the Policy, if within two years of any change of control, employment is terminated, including voluntary termination following a material adverse change in compensation, responsibility, and/or working conditions, the officer would receive severance pay equal to eight weeks' pay for each full year of service. Under the Termination Agreements, if within three years of a change of control, an officer is terminated, including voluntary termination under certain conditions, the officer would receive a lump-sum termination payment equal to three times annual salary and bonus, if any, and normal retirement and other employee benefits for three years. Change of control occurs when a person or group acquires beneficial ownership of twenty percent (20%) or more of the voting power of the Corporation; or if after a transaction -- including a cash tender or exchange offer, merger or other business combination, sale of assets, contested election, or any combination thereof -- the directors, prior to such transaction, cease to constitute a majority of the Board of Directors of the Corporation or its successor. Assuming a change of control and termination of their employment on August 31, 1996, the Executive Officers named in the Summary Compensation Table, All Current Executive Officers as a Group, and All Other Current Officers as a Group would have been entitled to receive the following payments under the Policy and their Termination Agreements, respectively: Larry W. Brummett, $1,270,391 and $1,217,896; Eugene N. Dubay, $-0- and $489,528; N. E. Duckworth, $854,729 and
$464,469; David L. Kyle, $931,921 and $917,986; and Jerry D. Neal, $848,453 and
$573,643. All Current Executive Officers as a Group, $3,905,494 and $3,663,433; and All Other Current Officers as a Group, $5,884,391 and $6,520,846.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     As of December 12, 1996, the Board of Directors will consist of 14 members. The Board is divided into three Classes (A, B, and C) consisting of 5, 4, and 5 members respectively. Each Class is elected for a term of three years, with the term of one class expiring at each annual meeting of shareholders. At the Annual Meeting to be held on December 12, 1996, five directors (Class A) are to be elected to three-year terms expiring at the Annual Meeting of shareholders to be held December 9, 1999, or until their successors are duly elected and qualified. The nominees for director are: Edwyna G. Anderson, William L. Ford, Bert H. Mackie, Gary D. Parker and Stanton L. Young. All are presently serving as directors of the Corporation.

     Should any of the nominees for the office of director become unable to accept nomination or election, it is intended that the persons named in the accompanying form of proxy will vote for the election of such other person for such office as the Board of Directors may recommend in the place of such nominee.

                                 PROPOSAL NO. 2

              RATIFICATION AND APPROVAL OF APPOINTMENT OF AUDITOR

     The Board of Directors, based on the recommendation of the Audit Committee, appointed the firm of KPMG Peat Marwick LLP independent auditor to examine the books of account and other records of the Corporation and its consolidated subsidiaries for the 1997 Fiscal Year. The Board of Directors is asking the shareholders to ratify and approve this action. KPMG Peat Marwick LLP has been the Corporation's independent auditor since 1951, and the audit engagement partner is normally rotated every five years. Representatives of the auditing firm will be present at the meeting and will be afforded the opportunity, if they so desire, to make a statement or respond to appropriate questions that may come before the meeting.

     Although such ratification is not required by law, the Board of Directors believes that shareholders should be given the opportunity to express their views on the subject. The Board has asked for such ratification since 1983. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditor would be considered by the Board in determining whether or not to continue with the services of KPMG Peat Marwick LLP.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal to be presented at the Annual Meeting to be held December 11, 1997, must be received by the Corporation on or before July 14, 1997, for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The management of the Corporation knows of no other matters that are likely to be brought before the meeting.

     All shareholders who desire a copy of the Corporation's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a request to the Chief Financial Officer, ONEOK Inc., Post Office Box 871, Tulsa, Oklahoma 74102-0871.

Tulsa, Oklahoma
November 7, 1996

                                    APPENDIX

        DESCRIPTION OF BUSINESS CONDUCTED BY ONEOK INC. AND SUBSIDIARIES

     ONEOK Inc. and its subsidiaries (collectively, the "Company") is a diversified energy company primarily engaged in the production, gathering, storage, transportation, distribution and marketing of natural gas, the development and production of oil and gas, and the extraction and marketing of natural gas liquids.

     Oklahoma Natural Gas Company, a division of ONEOK Inc., and three subsidiaries, ONG Transmission Company, ONG Gas Gathering Company and ONG Sayre Storage Company, comprise a fully integrated intrastate natural gas gathering, storage, distribution and transmission business. They are consolidated for ratemaking purposes and regulated by the Oklahoma Corporation Commission. Natural gas is sold to wholesale and retail customers located primarily in the state of Oklahoma. Pipeline capacity is leased to industrial customers for their use in transporting natural gas to their facilities. ONG Transmission Company transports gas for others under Section 311 of the Natural Gas Policy Act of 1978. Oklahoma Natural Gas Company serves approximately seventy-five percent of Oklahoma with a population estimated at over two million people.

     ONEOK Gas Marketing Company purchases and markets natural gas, primarily in the mid-continent area of the United States, as an interstate aggregator. ONEOK Products Company owns interests in gas processing plants which extract natural gas liquids which are then separated into component products (ether, butane, propane and isobutane) and sold. These products are used for petrochemical feedstock, for residential heating and cooking in rural areas and blended into motor fuels. ONEOK Resources Company is in the oil and gas development and production business, primarily in Oklahoma.

     The Company, through two subsidiaries, ONEOK Parking Company and ONEOK Leasing Company, owns a parking garage and leases an office building used for its headquarters in downtown Tulsa, Oklahoma, with excess office space leased to others.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of ONEOK Inc. is responsible for all information included in the Annual Report, whether audited or unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles, applied in a consistent manner, and necessarily include some amounts that are based on the best estimates and judgments of management.

     Management maintains a system of internal accounting policies, procedures, and controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are reliable for preparing financial statements. ONEOK Inc. maintains an internal auditing staff responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with management's policies and procedures.

     The accompanying consolidated financial statements of ONEOK Inc. and subsidiaries as of August 31, 1996 and 1995, and for each of the years in the three-year period ended August 31, 1996, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Their audits include reviews of the system of internal controls to the extent considered necessary to determine the audit procedures required to support their opinion on the consolidated financial statements. The Independent Auditors' Report appears herein.

     The Board of Directors performs its oversight role for reviewing the accounting and auditing procedures and financial reporting of ONEOK Inc. through its Audit Committee. Both KPMG Peat Marwick LLP and our internal auditors have free access to the Committee, without the presence of management, to discuss accounting, auditing, and financial reporting matters.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ONEOK Inc.:

     We have audited the accompanying consolidated balance sheets of ONEOK Inc. and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONEOK Inc. and subsidiaries as of August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, effective March 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

                                            KPMG Peat Marwick LLP

Tulsa, Oklahoma
October 10, 1996

                          ONEOK INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED AUGUST 31,
                                                            ------------------------------------
                                                               1996          1995         1994
                                                            ----------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
Operating Revenues
  Regulated................................................ $  538,169     $594,923     $616,090
  Nonregulated:
     Marketing.............................................    598,300      266,426       78,576
     Processing............................................     58,395       64,874       64,735
     Production............................................     25,479       24,042       23,024
     Other                                                       4,002        3,930        1,642
                                                            ----------     --------     --------
          Total Nonregulated...............................    686,176      359,272      167,977
                                                            ----------     --------     --------
          Total Operating Revenues.........................  1,224,345      954,195      784,067
                                                            ----------     --------     --------
Operating Expenses
  Cost of gas..............................................    807,694      574,513      426,634
  Operations and maintenance...............................    201,259      200,443      190,118
  Depreciation, depletion, and amortization................     72,868       53,480       56,243
  General taxes............................................     21,489       20,246       19,043
  Income taxes.............................................     33,037       25,342       21,095
                                                            ----------     --------     --------
          Total Operating Expenses.........................  1,136,347      874,024      713,133
                                                            ----------     --------     --------
          Operating Income.................................     87,998       80,171       70,934
                                                            ----------     --------     --------
Interest
  Interest on long-term debt...............................     31,748       32,401       32,988
  Other interest...........................................      3,184        4,878        1,846
  Amortization of debt expense.............................        530          512          525
  Allowance for funds used during construction.............       (300)        (424)        (606)
                                                            ----------     --------     --------
          Net Interest.....................................     35,162       37,367       34,753
                                                            ----------     --------     --------
Net Income.................................................     52,836       42,804       36,181
Preferred Stock Dividends..................................        428          428          428
                                                            ----------     --------     --------
          Income Available for Common Stock................ $   52,408     $ 42,376     $ 35,753
                                                            ==========     ========     ========
Earnings Per Share of Common Stock......................... $     1.93     $   1.58     $   1.34
                                                            ==========     ========     ========
Average Shares of Common Stock Outstanding (Thousands).....     27,136       26,862       26,674
                                                            ==========     ========     ========

          See accompanying notes to consolidated financial statements.

                          ONEOK INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                       AUGUST 31,
                                                                                -------------------------
                                                                                   1996           1995
                                                                                ----------     ----------
                                                                                 (THOUSANDS OF DOLLARS)
Property
  Distribution system.......................................................... $  802,910     $  680,446
  Transmission system..........................................................    258,870        338,596
  Gas storage..................................................................      4,195          4,235
  Gas gathering................................................................     34,196         45,433
  Oil and gas production.......................................................    143,996        120,223
  Gas processing...............................................................     75,512         70,363
  Other........................................................................     16,973         16,447
                                                                                ----------     ----------
         Total Property........................................................  1,336,652      1,275,743
         Accumulated depreciation, depletion, and amortization.................    541,618        509,833
                                                                                ----------     ----------
         Net Property..........................................................    795,034        765,910
                                                                                ----------     ----------
Current Assets
  Cash and cash equivalents....................................................        598         12,499
  Accounts and notes receivable................................................    119,338         81,768
  Materials and supplies.......................................................      5,136          5,803
  Gas in storage...............................................................     86,420         76,320
  Advance payments for gas.....................................................      5,764          6,214
  Deferred income taxes........................................................         --          3,440
  Purchased gas cost adjustment................................................     11,677             --
  Other current assets.........................................................      4,213         10,042
                                                                                ----------     ----------
         Total Current Assets..................................................    233,146        196,086
                                                                                ----------     ----------
Deferred Charges and Other Assets
  Investments..................................................................      2,279         17,077
  Regulatory assets, net.......................................................    155,253        166,923
  Other........................................................................     34,179         35,200
                                                                                ----------     ----------
         Total Deferred Charges and Other Assets...............................    191,711        219,200
                                                                                ----------     ----------
         Total Assets.......................................................... $1,219,891     $1,181,196
                                                                                ==========     ==========
                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Common Shareholders' Equity
  Common Stock without par value: authorized 60,000,000 share; issued and
    outstanding 27,260,646 and 27,020,004 shares in 1996 and 1995.............. $  207,084     $  201,404
  Retained earnings............................................................    207,611        187,225
                                                                                ----------     ----------
         Total Common Shareholders' Equity.....................................    414,695        388,629
Preferred stock: $50 par and involuntary liquidation value; $53 voluntary liquidation value; Series A and B, 4 3/4% (cumulative); authorized 340,000
  shares; issued 180,000 shares of Series A in 1996 and 1995...................      9,000          9,000
                                                                                ----------     ----------
         Total Shareholders' Equity............................................    423,695        397,629
                                                                                ----------     ----------
Long-Term Debt.................................................................    336,821        350,821
Current Liabilities
  Long-term debt...............................................................     15,050         13,050
  Notes payable................................................................     50,223         55,275
  Accounts payable.............................................................     96,872         58,174
  Accrued taxes................................................................     10,820         15,448
  Accrued interest.............................................................      7,732          7,922
  Purchased gas cost adjustment................................................         --          2,706
  Customers' deposits..........................................................      6,316          6,759
  Deferred income taxes........................................................      3,427             --
  Other........................................................................     12,190         13,239
                                                                                ----------     ----------
         Total Current Liabilities.............................................    202,630        172,573
                                                                                ----------     ----------
Deferred Credits and Other Liabilities
  Deferred income taxes........................................................    180,620        189,330
  Customers' advances for construction
    and other deferred credits.................................................     76,125         70,843
                                                                                ----------     ----------
         Total Deferred Credits and Other Liabilities..........................    256,745        260,173
                                                                                ----------     ----------
Commitments and Contingencies..................................................         --             --
                                                                                ----------     ----------
         Total Liabilities and Shareholders' Equity............................ $1,219,891     $1,181,196
                                                                                ==========     ==========

          See accompanying notes to consolidated financial statements.

                          ONEOK INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED AUGUST 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
Operating Activities
  Net Income...............................................  $ 52,836     $ 42,804     $ 36,181
  Depreciation, depletion, and amortization................    72,868       53,480       56,243
  Net losses of equity investees...........................       173          811        1,455
  Deferred income taxes....................................    (2,038)     (15,270)      10,021
  Other....................................................    (5,675)         613         (528)
  Changes in assets and liabilities:
     (Increase) decrease in accounts and notes
       receivable..........................................   (37,570)     (32,726)       2,466
     (Increase) decrease in inventories....................    (9,433)      12,331       (1,547)
     (Increase) decrease in other assets...................     8,027        5,816       (1,812)
     (Increase) decrease in regulatory assets..............     1,431       (2,981)     (24,866)
     Increase (decrease) in accounts payable and
       accrued liabilities.................................    33,532       22,400        2,733
     Changes in purchased gas cost adjustment..............   (14,383)      14,515      (20,658)
     (Increase) decrease in deferred credits and other
       liabilities.........................................     5,282        7,766       20,586
                                                             --------     --------      -------
          Cash provided by operating activities............   105,050      109,559       80,274
                                                             --------     --------      -------
Investing Activities
  (Increase) decrease in other investments.................        --        5,226       (2,324)
  Proceeds from sale of investment.........................        --       10,901           --
  Capital expenditures, net................................   (89,582)     (80,982)     (73,999)
  Proceeds from sale of property...........................    17,597        1,556        7,966
                                                             --------     --------      -------
          Cash used in investing activities................   (71,985)     (63,299)     (68,357)
                                                             --------     --------      -------
Financing Activities
  Payments of long-term debt...............................   (12,000)     (12,971)     (15,000)
  Net issuance (payments) of notes payable.................    (5,052)       5,170       28,000
  Dividends paid...........................................   (27,914)     (30,505)     (30,039)
                                                             --------     --------      -------
          Cash used in financing activities................   (44,966)     (38,306)     (17,039)
                                                             --------     --------      -------
Change in Cash and Cash Equivalents........................   (11,901)       7,954       (5,122)
Cash and Cash Equivalents at the Beginning of Year.........    12,499        4,545        9,667
                                                             --------     --------     --------
Cash and Cash Equivalents at End of Year...................  $    598     $ 12,499     $  4,545
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                          ONEOK INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      COMMON SHAREHOLDERS' EQUITY
                                                   ----------------------------------
                                                    COMMON      RETAINED                  PREFERRED
                                                    STOCK       EARNINGS      TOTAL         STOCK
                                                   --------     --------     --------     ---------
                                                                (THOUSANDS OF DOLLARS)
Balance at September 1, 1993.....................  $194,365     $168,784     $363,149      $ 9,000
  Net income.....................................        --       36,181       36,181           --
  Issuance of common stock.......................     1,203           --        1,203           --
  Preferred stock dividends --
     $2.375 per share............................        --         (428)        (428)          --
  Common stock dividends --
     $1.11 per share.............................        --      (29,611)     (29,611)          --
                                                   --------     --------     --------       ------
Balance at August 31, 1994.......................  $195,568     $174,926     $370,494      $ 9,000
                                                   ========     ========     ========       ======
Balance at September 1, 1994.....................  $195,568     $174,926     $370,494      $ 9,000
  Net income.....................................        --       42,804       42,804           --
  Issuance of common stock.......................     5,836           --        5,836           --
  Preferred stock dividends --
     $2.375 per share............................        --         (428)        (428)          --
  Common stock dividends --
     $1.12 per share.............................        --      (30,077)     (30,077)          --
                                                   --------     --------     --------       ------
Balance at August 31, 1995.......................  $201,404     $187,225     $388,629      $ 9,000
                                                   ========     ========     ========       ======
Balance at September 1, 1995.....................  $201,404     $187,225     $388,629      $ 9,000
  Net income.....................................        --       52,836       52,836           --
  Issuance of common stock.......................     5,680           --        5,680           --
  Preferred stock dividends --
     $2.375 per share............................        --         (428)        (428)          --
  Common stock dividends --
     $1.18 per share.............................        --      (32,022)     (32,022)          --
                                                   --------     --------     --------      -------
Balance at August 31, 1996.......................  $207,084     $207,611     $414,695      $ 9,000
                                                   ========     ========     ========      =======

          See accompanying notes to consolidated financial statements.

                          ONEOK INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- ONEOK Inc. and subsidiaries (collectively, the Company) is a diversified energy company engaged in the production, processing, storage, transportation, distribution and marketing of environmentally clean fuels and products. The Company's business units are characterized as operating within either a rate regulated environment (Regulated Operations) or a nonregulated environment (Nonregulated Operations). The regulated business units provide natural gas distribution and transmission for about 75 percent of Oklahoma and during 1996 generated approximately 80 percent of operating income before income taxes. The nonregulated business has segments involved in various aspects of natural gas marketing, processing and production. The Company's other segment, whose results of operations are not material, operate and lease the Company's headquarters building and parking facility.

     CONSOLIDATION -- The consolidated financial statements include the accounts of ONEOK Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     REGULATION -- The regulated operations of the Company are primarily subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission (OCC). Certain other regulated activities of the Company are subject to regulation by the Federal Energy Regulatory Commission (FERC) and the Railroad Commission of Texas. Allocation of costs and revenues to accounting periods for ratemaking and regulatory purposes may differ from bases generally applied by nonregulated companies. Such allocations to meet regulatory accounting requirements are considered to be generally accepted accounting principles for regulated utilities provided that there is a demonstrable ability to recover any deferred costs in future rates.

     REVENUE RECOGNITION -- The Company recognizes revenue when services are rendered or product is delivered. Major industrial and commercial gas distribution customers are invoiced as of the end of each month. Certain gas distribution customers, primarily residential and some commercial, are invoiced on a cycle basis throughout each month, and the Company accrues unbilled revenues at the end of each month. Beginning in 1996, the Company's rate tariff for residential and commercial customers contains a temperature normalization clause that provides for billing adjustments from actual volumes to normalized volumes during the winter heating season. Revenues from marketing, processing and production are recognized on the sales method. Credit is granted to these customers under customary terms.

     REGULATED PROPERTY -- Regulated distribution, transmission, and storage property is stated at cost. Such cost includes personnel costs, general and administrative costs, and an allowance for funds used during construction. The allowance for funds used during construction represents the capitalization of estimated average cost of borrowed funds (8.50 percent, 8.24 percent, and 8.21 percent, in 1996, 1995, and 1994, respectively) used during the construction of major projects and is recorded as a credit to earnings.

     Depreciation is calculated using the straight-line method based upon rates prescribed for ratemaking purposes. The average depreciation rate approximated
3.6 percent in 1996, 3.7 percent in 1995, and 3.8 percent in 1994.

     Maintenance and repairs are charged directly to expense. Generally, the cost of property retired or sold, plus removal costs, less salvage, is charged to accumulated depreciation. Gains and losses from sales or transfers of operating units or systems are recognized in income.

     PRODUCTION PROPERTY -- The Company uses the successful-efforts method to account for costs incurred in the acquisition and exploration of oil and natural gas reserves. Costs to acquire mineral interests in proved reserves, and to drill and equip development wells are capitalized. Geological and geophysical costs and costs to drill exploratory wells which do not find proved reserves are expensed. Unproved oil and gas properties which are individually significant are periodically assessed for impairment of value, and a loss is recognized at

                          ONEOK INC. AND SUBSIDIARIES
the time of impairment by providing an impairment allowance. The remaining unproved oil and gas properties are aggregated, and an overall impairment allowance is provided based on the Company's experience.

     Depreciation and depletion are calculated using the unit-of-production method based upon periodic estimates of oil and gas reserves. Undeveloped properties are amortized based upon remaining lease terms and exploratory and developmental drilling experience.

     OTHER PROPERTY -- Gas processing plants and all other properties are stated at cost. Gas processing plants are depreciated using various rates based on estimated lives of available gas reserves. All other property and equipment is depreciated using the straight-line method over its estimated useful life.

     INVENTORIES -- Materials and supplies are priced at average cost. Noncurrent gas in storage is classified as property and is priced at cost. Current gas in storage is valued using the last-in, first-out method. The estimated replacement cost of current gas in storage was $81.5 million at August 31, 1996, and $72.4 million at August 31, 1995.

     INCOME TAXES -- Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is deferred and amortized for the OCC regulated operations and, for nonregulated operations, is recognized in income in the period that includes the enactment date. The Company continues to amortize previously deferred investment tax credits on gas distribution and transmission properties over the period prescribed by the OCC for ratemaking purposes.

     COMMODITY PRICE RISK MANAGEMENT -- To minimize the risk from market fluctuations in the price of natural gas and oil, the Company enters into futures transactions, swaps and options in order to hedge existing physical gas purchase or sale commitments. Gains and losses resulting from changes in market value of the various derivative instruments utilized as hedges are recognized in income when the underlying physical transaction is closed.

     IMPAIRMENTS -- Effective March 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows or information provided by sales and purchases of similar assets. Under SFAS No. 121, the Company now evaluates impairment of production assets on a field by field basis rather than using a total company basis for its proved properties. As a result, the Company recognized a pre-tax impairment loss of $8.6 million in 1996, such loss is included in depreciation, depletion and amortization expense.

     USE OF ESTIMATES -- Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

     EARNINGS PER COMMON SHARE -- The computation of earnings per common share is based on the weighted average number of shares of common stock outstanding. Unexercised stock options do not have a material dilutive effect on the reported amount of earnings per common share.

     COMMON STOCK OPTIONS AND AWARDS -- The Company follows the intrinsic value method of accounting for common stock options and awards issued to employees.

                          ONEOK INC. AND SUBSIDIARIES

     CASH AND CASH EQUIVALENTS -- Items classified as cash equivalents for the purpose of the Consolidated Statements of Cash Flows include highly liquid temporary investments, with original maturities of three months or less, in "money market" or "pooled" investment accounts backed by government securities, bank certificates of deposit, or bank lines of credit.

     RECLASSIFICATION -- Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

(B) REGULATORY ASSETS

     The following table is a summary of regulatory assets, net of amortization:

                                                                          AUGUST 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                    (THOUSANDS OF DOLLARS)
    Recoupable take-or-pay settlements.............................  $100,155     $104,746
    Pension costs..................................................    33,426       37,607
    Postretirement costs other than pensions.......................     9,386       10,603
    Postemployment benefit costs...................................     2,975        2,975
    Income tax rate changes........................................     8,354        8,887
    Unamortized gas storage costs..................................       957        2,105
                                                                     --------     --------
    Regulatory assets, net.........................................  $155,253     $166,923
                                                                     ========     ========

     The Company incurred approximately $3.1 million of recoupable costs attributable to resolutions of take-or-pay and pricing issues during 1995. No additional costs were incurred in 1996. The OCC has authorized recovery of the take-or-pay settlement costs through a combination of a surcharge to customers and revenues derived from certain transportation customers.

     The pension and postretirement benefit costs previously deferred are currently being recovered through revenue and are being amortized to expense over a 10 to 18 year period. As discussed in note G, the OCC also approved recovery of pension and postretirement benefit costs through rates. The Company anticipates that postemployment benefit costs will be recovered in future rate filings. Amortization expense related to regulatory assets was approximately $11.7 million, $8.2 million, and $3.1 million in 1996, 1995, and 1994, respectively. An additional $2.1 million was recovered through gas purchase expense during 1995.

(C) LINES OF CREDIT AND SHORT-TERM NOTES PAYABLE

     At August 31, 1996, the Company had a short-term unsecured credit agreement with several banks pursuant to which the banks have agreed to make loans to the Company from time to time in an aggregate amount not to exceed $125 million at any one time for general corporate purposes. The short-term credit agreement provides a back-up line of credit for short-term debt from other sources in addition to providing short-term funds. The facility fee requirement for this line of credit is .075 percent applied annually to the total line of credit. Borrowings under the agreement bear interest at offshore IBOR rates plus .200 percent per annum. No compensating balance requirements existed at August 31, 1996. A master note with Bank of America provides an additional $30 million of borrowing capability.

     Short-term notes payable totaling $50.2 million at August 31, 1996, and $55.3 million at August 31, 1995, were outstanding. The notes carried average interest rates of 5.61 percent and 6.16 percent, respectively.

                          ONEOK INC. AND SUBSIDIARIES

(D) LONG-TERM DEBT

     All long-term notes payable at August 31, 1996, are unsecured. The aggregate current maturities of long-term debt for each of the five years ending August 31, 2001, are $15.1 million; $15.1 million; $13.1 million; $16.1 million; and $14.7 million, respectively, including $1.1 million each year callable at the option of the holder.

                                                                              AUGUST 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                        (THOUSANDS OF DOLLARS)
Long-Term Notes Payable
  5.00% due 1996........................................................ $     --     $ 12,000
  5.57% due 1997........................................................   14,000       14,000
  5.90% due 1998........................................................   10,000       10,000
  6.20% due 1999........................................................    8,000        8,000
  6.43% due 2000........................................................    5,000        5,000
  8.32% due 2007........................................................   40,000       40,000
  8.44% due 2004........................................................   40,000       40,000
  8.70% due 2021........................................................   34,871       34,871
  9.70% due 2019........................................................  125,000      125,000
  9.75% due 2020........................................................   75,000       75,000
                                                                         --------     --------
          Total......................................................... $351,871      363,871
                                                                         --------     --------
Current maturities of long-term debt....................................   15,050       13,050
                                                                         --------     --------
Long-term notes payable................................................. $336,821     $350,821
                                                                         ========     ========

(E) CAPITAL STOCK

     The holders of Series A preferred stock have full voting rights (two votes per share) and may redeem those shares in whole or in part at any time at the option of the Company. Holders are entitled to $53 per share, plus all dividends accrued or in arrears thereon, upon voluntary redemption or liquidation and $50 per share upon involuntary liquidation. No dividends were in arrears at August 31, 1996.

     The Company has authorized three million shares of preference stock, none of which was outstanding at August 31, 1996, and approximately 28 million shares of unrestricted common stock available for issue. The Board has reserved two million shares of the Company's common stock for the Direct Stock Purchase and Dividend Reinvestment Plan of which 192,228 shares were issued in 1996; and has reserved approximately three million shares for the Thrift Plan for Employees of ONEOK Inc. and Subsidiaries.

     In 1996, the Company approved the Key Employee Stock Plan which provides for compensation of certain officers and key employees with common stock or cash through various types of awards, including stock options, stock bonus, performance units and restricted stock. To date, 100,000 fixed options have been granted at an exercise price of $23.69; no options are exercisable by the employee until November 1996. No other awards have been granted. The Stock Performance Plan expired in 1996. During 1995, $1.9 million was expensed and 48,414 shares of common stock were issued in conjunction with this predecessor plan. No amounts were expensed in 1994. The Board has reserved 1,000,000 shares of common stock for this plan.

     Also in 1996, the Company approved the Employee Stock Purchase Plan which is a non-compensatory plan that allows substantially all employees to purchase common stock at a 15 percent discount. The Board has reserved 350,000 shares of common stock for this plan.

     Under the most restrictive covenants of the Company's loan agreements, $192.4 million (87.5 percent) of retained earnings at August 31, 1996, was available to pay dividends.

                          ONEOK INC. AND SUBSIDIARIES

(F) INCOME TAXES

     The provisions for income taxes are as follows:

                                                            1996         1995        1994
                                                           -------     --------     -------
                                                                (THOUSANDS OF DOLLARS)
    Current income taxes
      Federal............................................. $29,926     $ 34,837     $ 9,874
      State...............................................   5,150        5,775       1,201
                                                           -------      -------     -------
              Total current income taxes.................. $35,076     $ 40,612     $11,075
                                                           =======      =======     =======
    Deferred income taxes
      Federal............................................. $(1,766)    $(13,007)    $ 8,555
      State...............................................    (272)      (2,263)      1,466
                                                           -------     --------     -------
              Total deferred income taxes................. $(2,038)    $(15,270)    $10,021
                                                           =======     ========     =======

     Following is a reconciliation of the provision for income taxes.

                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                (THOUSANDS OF DOLLARS)
    Pretax income.......................................... $85,874     $68,146     $57,277
    Federal statutory income tax rate......................   35.00%      35.00%      35.00%
                                                            -------     -------     -------
    Provision for federal income taxes.....................  30,056      23,851      20,047
    Amortization of distribution property investment tax
      credits..............................................    (727)       (739)       (739)
    State income taxes, net of credits and federal tax
      benefit..............................................   3,548       2,372       1,549
    Other, net.............................................     160        (142)        238
                                                            -------     -------     -------
              Actual income tax expense.................... $33,037     $25,342     $21,095
                                                            =======     =======     =======

     At August 31, 1996, the Company had $2.1 million in deferred investment tax credits recorded in other deferred credits which will be amortized over the next three years.

                          ONEOK INC. AND SUBSIDIARIES

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities are shown in the accompanying table.

                                                                              AUGUST 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                        (THOUSANDS OF DOLLARS)
Deferred Tax Assets
  Investment write-down................................................  $  1,373     $  1,373
  Accrued liabilities not deductible until paid........................     7,016        5,099
  Net operating loss carryforwards.....................................       754          800
  Regulatory assets....................................................     2,601        5,518
  Other................................................................     2,052        1,789
                                                                         --------     --------
          Total deferred tax assets....................................    13,796       14,579
Valuation allowance for net operating loss carryforwards expected to
  expire prior to utilization..........................................       754          800
                                                                         --------     --------
          Net deferred tax assets......................................    13,042       13,779
Deferred Tax Liabilities
  Excess of tax over book depreciation and depletion...................   133,207      131,485
  Investment in joint ventures.........................................        --        5,394
  Regulatory assets....................................................    60,753       59,294
  Other................................................................     3,129        3,496
                                                                         --------     --------
          Gross deferred tax liabilities...............................   197,089      199,669
                                                                         --------     --------
          Net Deferred Tax Liabilities.................................  $184,047     $185,890
                                                                         ========     ========

     The Company had remaining net operating loss carry-forwards for state income tax purposes of approximately $13.3 million at August 31, 1996, which expire, unless previously utilized, at various dates through the year 2009.

(G) EMPLOYEE BENEFIT PLANS

     RETIREMENT PLAN -- The Company has a defined benefit retirement plan covering substantially all employees. Company officers and certain key employees are also eligible to participate in a supplemental retirement plan.

     Net pension costs, as determined by an independent actuary, included the following:

                                                             1996        1995        1994
                                                           --------    --------    --------
                                                                (THOUSANDS OF DOLLARS)
    Service cost.........................................  $  5,957    $  6,078    $  6,518
    Interest cost........................................    23,525      22,659      20,599
    Actual return on assets..............................   (72,138)    (27,438)    (12,404)
    Net amortization and deferral........................    50,337       6,920      (6,761)
                                                           --------    --------    --------
              Net pension cost...........................  $  7,681    $  8,219    $  7,952
                                                           ========    ========    ========

                          ONEOK INC. AND SUBSIDIARIES

     The Company generally funds pension costs at a level at least equal to the minimum amount required under the Employee Retirement Income Security Act of 1974. The accompanying table sets forth the funded status of the Company's plans, as determined by the independent actuary.

                                                                             AUGUST 31,
                                                                       -----------------------
                                                                         1996          1995
                                                                       ---------     ---------
                                                                        (THOUSANDS OF DOLLARS)
Actuarial present value of vested benefit obligation.................. $(268,296)    $(254,138)
Accumulated benefit obligation........................................  (281,363)     (266,227)
Projected benefit obligation..........................................  (314,866)     (311,526)
Plan assets at fair value, principally equity securities and an IPG
  fund................................................................   328,459       269,180
                                                                       ---------     ---------
          Plan assets more (less) than projected benefit obligation...    13,593       (42,346)
Unrecognized net loss.................................................      (863)       59,172
Unrecognized prior service cost.......................................       149           672
Unrecognized net asset................................................    (3,739)       (4,206)
                                                                       ---------     ---------
          Prepaid pension cost........................................ $   9,140     $  13,292
                                                                       =========     =========

     The projected benefit obligation was determined using an annual discount rate of 7.75 percent for 1996 and 1995; a long-term rate of return on plan assets of 8 percent and 9 percent for 1996 and 1995, respectively; and an average assumed long-term annual rate of salary increases of 4 percent and 5 percent for 1996 and 1995, respectively.

     OTHER POSTRETIREMENT BENEFIT PLANS -- The Company sponsors a defined benefit health care plan that provides postretirement medical benefits and life and accidental death and dismemberment benefits to substantially all employees who reach normal retirement age while working for the Company. The plan is contributory, with retiree contributions adjusted periodically, and contains other cost-sharing features such as deductibles and coinsurance. The Company began funding the plan in September 1996.

     The Company elected to delay recognition of the accumulated postretirement benefit obligation (APBO) of approximately $72.2 million and amortize it over 20 years as a component of net periodic postretirement benefit cost.

     Net periodic postretirement benefit cost includes the following components:

                                                                        1996        1995
                                                                       -------     -------
                                                                     (THOUSANDS OF DOLLARS)
    Service cost...................................................... $ 1,704     $ 1,820
    Interest cost.....................................................   5,668       5,282
    Net amortization and deferral.....................................   3,608       3,608
                                                                       -------     -------
              Net periodic postretirement benefit cost................ $10,980     $10,710
                                                                       =======     =======

     For measurement purposes, an 8.85 percent annual rate of increase in the per capita cost of covered medical benefits (i.e., medical cost trend rate) was assumed for 1996, the rate was assumed to decrease gradually to 5.0 percent by the year 2003 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of August 31, 1996, by $10.9 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended August 31, 1996, by $1.4 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent at August 31, 1996.

                          ONEOK INC. AND SUBSIDIARIES

     The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet.

                                                                              AUGUST 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                             (THOUSANDS OF
                                                                               DOLLARS)
Accumulated Postretirement Benefit Obligation
  Retirees.............................................................. $(49,500)    $(48,164)
  Fully eligible active plan participants...............................   (3,246)      (4,176)
  Other active plan participants........................................  (21,708)     (22,868)
                                                                         --------     --------
          Accumulated postretirement benefit obligation.................  (74,454)     (75,208)
Unrecognized transition obligation......................................   61,341       64,949
Unrecognized net gain...................................................   (9,071)      (6,050)
                                                                         --------     --------
          Accrued postretirement benefit cost........................... $(22,184)    $(16,309)
                                                                         ========     ========

     EMPLOYEE THRIFT PLAN -- The Company has a Thrift Plan covering all employees. Employee contributions are discretionary. Subject to certain limits, employee contributions are matched by the Company. The annual cost of the plan was $3.7 million in 1996; $3.4 million in 1995; and $3.7 million in 1994.

     POSTEMPLOYMENT BENEFITS -- The Company pays postemployment benefits to former or inactive employees after employment but before normal retirement.

     REGULATORY TREATMENT -- The OCC has approved the recovery of pension costs and other postretirement benefit costs through rates. The costs recovered through rates are based on current funding requirements and the net periodic postretirement benefit cost for pension and postretirement costs, respectively. Differences, if any, between the expense and the amount ordered through rates are charged to earnings.

(H) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     FINANCIAL INSTRUMENTS -- The following table presents the carrying amounts and fair values of certain of the Company's financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value of long term debt and notes payable have been determined using quoted market prices of same or similar issues, discounted cash flows and/or rates currently available to the Company for debt with similar terms and remaining maturities. The fair value of natural gas and oil swaps, options and futures contracts generally reflect the estimated amounts that the Company would pay or receive to terminate the contracts at the reporting date, thereby taking into account the unrealized gains and losses on open contracts. There is no readily available market for

                          ONEOK INC. AND SUBSIDIARIES
natural gas swaps. The items presented without a carrying value are off-balance sheet financial instruments. All of the Company's financial instruments are held for purposes other than trading.

                                                                         BOOK       APPROXIMATE
                                                                        VALUE       FAIR VALUE
                                                                       --------     -----------
                                                                        (THOUSANDS OF DOLLARS)
AUGUST 31, 1996
  Cash and cash equivalents..........................................  $    598      $     598
  Accounts and notes receivable......................................  $119,338      $ 119,338
  Natural gas swaps..................................................        --      $   2,924
  Natural gas options................................................        --      $      78
  Long-term debt and notes payable...................................  $351,871      $ 377,383
AUGUST 31, 1995
  Cash and cash equivalents..........................................  $ 12,499      $  12,499
  Accounts and notes receivable......................................  $ 81,768      $  81,768
  Long-term debt and notes payable...................................  $363,871      $ 393,000

     RISK MANAGEMENT -- The Company's gas marketing, processing and production operations subject the Company's earnings to variability based on fluctuations in both the market price and transportation costs of natural gas and oil. The Company's exposure arises from fixed price purchase or sale agreements which extend for periods of up to 48 months. In order to mitigate the financial risks associated with such activities the Company routinely enters into natural gas and oil futures contracts, swaps and options, collectively referred to herein as derivatives. Net open positions in terms of price, volume and specified delivery point do occur.

     The futures contracts are purchased and sold on the New York Mercantile Exchange (NYMEX ) and require the Company to buy or sell natural gas at a fixed price. Swap agreements generally require one party to make payments based on the difference between a fixed price or fixed differential from the NYMEX price while the other party pays a price based on a published index. Swaps and options allow the Company to commit to purchase gas at one location and sell it at another location without assuming unacceptable risk with respect to changes in the price of the gas or the cost of the intervening transportation. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. The Company utilizes options to manage margins and to limit overall price risk exposure. None of these derivatives are held for speculative purposes and, in general, the Company's risk management policy requires that positions taken with derivatives be offset by positions in physical transactions or other derivatives.

     The total notional value of futures purchased and sold is $99.6 million and $101 million, respectively, at August 31, 1996. The term "notional amount" refers to the current contract unit price times the contract volume for the relevant derivative. In general, such amounts are not indicative of the cash requirements associated with these derivatives. The notional amount is intended to be indicative of the Company's level of activity in such derivatives, although the amounts at risk are significantly smaller because, in general, changes in market value of these derivatives are offset by changes in the value associated with the underlying physical transaction or other derivatives.

                                                                        AUGUST 31, 1996
                                                             --------------------------------------
                                                                                     ESTIMATED FAIR
                                                              VOLUME      VOLUME      MARKET VALUE
                                                             PURCHASED     SOLD      GAIN (LOSS)(A)
                                                             ---------    -------    --------------
                                                             (VOLUMES IN MCF, THOUSANDS OF DOLLARS)
Options....................................................        --       1,335        $   78
Swaps......................................................   178,632     178,432        $2,924
Futures....................................................    54,680      53,460        $1,935

                          ONEOK INC. AND SUBSIDIARIES

     (A) Represents the estimated amount which would have been recognized upon termination of the relevant derivatives as of the date indicated. The amount which is ultimately charged or credited to earnings is affected by subsequent changes in the market value of these derivatives.

     There were no material amounts of options, swaps or contracts outstanding at August 31, 1995 and 1994.

     NYMEX-traded futures and option contracts are guaranteed by NYMEX and have nominal credit risk. All other derivative transactions expose the Company to off-balance sheet risk in the event of non-performance by the counterparts. In order to minimize this risk, the Company analyzes each counterparts financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an on-going basis. Swap agreements are generally settled at the expiration of the contract term and may be subject to margin requirements with the counterparty. NYMEX traded futures and options contracts require daily cash settlement in margin accounts with brokers.

(I) SEGMENT INFORMATION

     The Company conducts its business through five reporting segments: (1) Oklahoma Natural Gas, which includes gathering, transmission, storage, and distribution of natural gas, transportation of gas for others, and leasing pipeline capacity; (2) Marketing, which purchases and markets natural gas; (3) Processing, which includes extracting and selling natural gas liquids; (4) Production, which includes exploiting, producing, and selling natural gas and oil; and (5) Other, which includes operating and leasing the Company's headquarters building and a related parking facility, and the Company's former contract drilling business, which was sold effective May 1, 1994.

     Following is information relative to the Company's operations in different segments.

                                    OKLAHOMA
                                    NATURAL
                                      GAS       MARKETING    PROCESSING    PRODUCTION    OTHER     TOTAL
                                    --------    ---------    ----------    ----------    -----    --------
                                                           (MILLIONS OF DOLLARS)
1996
  Sales to unaffiliated
     customers....................  $ 538.2      $ 598.3       $ 58.4        $ 25.5      $ 4.0    $1,224.4
  Intersegment sales..............      2.2         15.5         12.7           7.9       26.0        64.3
                                    -------      -------       ------        ------      -----    --------
          Total revenues..........  $ 540.4      $ 613.8       $ 71.1        $ 33.4      $30.0    $1,288.7
                                    -------      -------       ------        ------      -----    --------
Operating income (loss) before
  interest and income taxes.......  $  97.3      $  12.9       $  9.0        $  2.8      $(1.0)   $  121.0
Identifiable assets...............  $1,019.4     $  71.2       $ 26.7        $ 73.2      $29.4    $1,219.9
Depreciation, depletion, and
  amortization....................  $  50.8      $   0.5       $  2.0        $ 19.2      $ 0.4    $   72.9
Capital expenditures..............  $  42.9      $   0.4       $  5.2        $ 46.7      $ 0.2    $   95.4
                                    =======      =======       ======        ======      =====    ========
1995
  Sales to unaffiliated
     customers....................  $ 594.9      $ 266.4       $ 64.9        $ 24.1      $ 3.9    $  954.2
  Intersegment sales..............      1.8         62.9          0.0           0.8       12.4        77.9
                                    -------      -------       ------        ------      -----    --------
          Total revenues..........  $ 596.7      $ 329.3       $ 64.9        $ 24.9      $16.3    $1,032.1
                                    -------      -------       ------        ------      -----    --------
Operating income (loss) before
  income taxes....................  $  91.6      $   4.8       $  6.3        $  3.6      $(0.8)   $  105.5
Identifiable assets...............  $1,023.0     $  41.4       $ 25.2        $ 60.0      $31.6    $1,181.2
Depreciation, depletion, and
  amortization....................  $  41.3      $   0.1       $  1.8        $ 10.0      $ 0.3    $   53.5
Capital expenditures..............  $  55.8      $   0.9       $  1.2        $ 25.0      $ 0.1    $   83.0
                                    =======      =======       ======        ======      =====    ========

                          ONEOK INC. AND SUBSIDIARIES

                                    OKLAHOMA
                                    NATURAL
                                      GAS       MARKETING    PROCESSING    PRODUCTION    OTHER     TOTAL
                                    --------    ---------    ----------    ----------    -----     -----
                                                              (MILLIONS OF DOLLARS)
1994
  Sales to unaffiliated
     customers....................  $ 616.1      $  78.6       $ 64.8        $ 23.0      $ 1.6    $  784.1
  Intersegment sales..............      1.7         91.6          0.6           1.5       10.9       106.3
                                    -------      -------       ------        ------      -----    --------
          Total revenues..........  $ 617.8      $ 170.2       $ 65.4        $ 24.5      $12.5    $  890.4
                                    -------      -------       ------        ------      -----    --------
Operating income (loss) before
  income taxes....................  $  87.8      $   3.8       $  3.4        $  0.7      $(3.7)   $   92.0
Identifiable assets...............  $1,011.0     $   7.5       $ 28.8        $ 42.8      $58.0    $1,148.1
Depreciation, depletion, and
  amortization....................  $  41.3      $   0.0       $  1.9        $ 12.2      $ 0.9    $   56.3
Capital expenditures..............  $  62.2      $   0.0       $  2.7        $  8.3      $ 0.7    $   73.9
                                    =======      =======       ======        ======      =====    ========

(J) COMMITMENTS AND CONTINGENCIES

     LEASES -- The initial lease term on the Company's headquarters building, ONEOK Plaza, is for 25 years, expiring in 2009, with six five-year renewal options. At the end of the initial term or any renewal period, the Company can purchase the property at its fair market value. Rent for the lease accrues annually at $6.8 million a year until 2009. Rent payments were $5.8 million for 1996, 1995, and 1994. Estimated future minimum rental payments for the lease are $5.8 million for each of the years ended August 31, 1997 through 1999, $7.6 million for the year ended August 31, 2000, $9.3 million for each of the years ended August 31, 2001 through 2009.

     The Company has the right to sublet excess office space in ONEOK Plaza. The Company received $2.5 million, $2.4 million, and $2.1 million in rental revenue during 1996, 1995, and 1994, respectively, for various subleases. Estimated minimum future rental payments to be received under existing contracts for subleases are: $2.5 million in 1997; $2.0 million in 1998; $1.4 million in 1999; $1.1 million in 2000, $1.1 million in 2001; and a total of $3.5 million thereafter.

     OTHER -- The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company's financial condition, results of operation, or cash flows.

                          ONEOK INC. AND SUBSIDIARIES

(K) OIL AND GAS PRODUCING ACTIVITIES

     The following is historical revenue and cost information relating to the Company's production operations:

                                                           1996         1995         1994
                                                         --------     --------     --------
                                                               (THOUSANDS OF DOLLARS)
    Capitalized costs at end of year:
      Unproved properties..............................  $ 11,330     $  5,030     $  6,363
      Proved properties................................   129,035      111,459       94,507
                                                         --------     --------     --------
              Total Capitalized Costs..................   140,365      116,489      100,870
              Accumulated depreciation, depletion, and
                amortization...........................    74,129       65,376       61,052
                                                         --------     --------     --------
              Net Capitalized Costs....................  $ 66,236     $ 51,113     $ 39,818
                                                         ========     ========     ========
    Costs incurred during the year:
      Property acquisition costs (unproved)............  $    231     $    926     $  1,021
      Exploration costs................................  $    601     $  1,228     $  2,731
      Development costs................................  $  2,811     $  4,839     $  4,729
      Purchase of minerals in place....................  $ 43,064     $ 15,099     $    101

     The accompanying schedule presents the results of operation for the Company's oil and gas production activities. The results exclude general office overhead and interest expense attributable to oil and gas production.

                                                           1996         1995         1994
                                                          -------      -------      -------
                                                               (THOUSANDS OF DOLLARS)
    Net revenues from production:
      Sales to unaffiliated customers..................   $25,478      $24,042      $23,023
      Gas sold to affiliates...........................     7,856          830        1,457
                                                          -------      -------      -------
              Net revenues from production.............    33,334       24,872       24,480
                                                          -------      -------      -------
    Production costs...................................     5,494        4,565        4,912
    Exploration expenses...............................       574          680        1,419
    Depreciation, depletion, and amortization..........    18,552        9,447       12,048
    Income tax expense.................................     3,311        3,868        2,222
                                                          -------      -------      -------
              Total expenses...........................    27,931       18,560       20,601
                                                          -------      -------      -------
              Results of operations from producing
                activities.............................   $ 5,403      $ 6,312      $ 3,879
                                                          =======      =======      =======

                          ONEOK INC. AND SUBSIDIARIES

(L) OIL AND GAS RESERVES (UNAUDITED)

     Following are estimates of the Company's proved oil and gas reserves, net of royalty interests and changes therein, for the 1996, 1995, and 1994 fiscal years.

                                                                              OIL        GAS
                                                                            (MBBLS)     (MMCF)
                                                                            -------     ------
PROVED RESERVES
September 1, 1993.........................................................   2,832      38,790
  Revisions of prior estimates............................................    (201)       (756)
  Extensions, discoveries, and other additions............................     224       2,264
  Purchases of minerals in place..........................................       1         115
  Production..............................................................    (572)     (8,043)
                                                                            ------      ------
August 31, 1994...........................................................   2,284      32,370
  Revisions of prior estimates............................................     579          83
  Extensions, discoveries, and other additions............................     241       4,002
  Purchases of minerals in place..........................................     637      11,931
  Sales of minerals in place..............................................     (28)       (386)
  Production..............................................................    (466)     (8,774)
                                                                            ------      ------
September 1, 1995.........................................................   3,247      39,226
  Revisions of prior estimates............................................    (274)     (1,258)
  Extensions, discoveries, and other additions............................      41       5,089
  Purchases of minerals in place..........................................     928      42,347
  Sales of minerals in place..............................................  (1,712)     (1,930)
  Production..............................................................    (435)     (9,406)
                                                                            ------      ------
August 31, 1996...........................................................   1,795      74,068
                                                                            ======      ======
Proved developed reserves:
  August 31, 1993.........................................................   2,352      34,792
  August 31, 1994.........................................................   1,943      29,193
  August 31, 1995.........................................................   3,068      36,946
  August 31, 1996.........................................................   1,427      60,497

     The Company emphasizes that the volumes of reserves shown above are estimates, which, by their nature, are subject to later revision. The estimates are made by the Company's petroleum engineers and geologists utilizing all available geological and reservoir data as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.

(M) DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

     Estimates of the standard measure of discounted future cash flows from proved reserves of oil and natural gas shown in the accompanying table are based on prices at the end of the year. Gas prices are escalated only for fixed and determinable amounts under provisions of applicable regulations in some contracts. These estimated future cash flows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. This tax expense is calculated by applying the current year-end statutory tax rates to pretax net cash

                          ONEOK INC. AND SUBSIDIARIES
flows (net of tax depreciation, depletion, and lease amortization allowances) applicable to oil and gas production.

                                                                  1996        1995       1994
                                                                --------    --------    -------
                                                                    (THOUSANDS OF DOLLARS)
Future cash inflows............................................ $173,166    $111,370    $98,270
Future production and development costs........................   53,491      29,684     26,103
Future income tax expense......................................   21,245      16,375     16,278
                                                                --------    --------    -------
Future net cash flows..........................................   98,430      65,311     55,889
  10 percent annual discount for estimated timing of cash
     flows.....................................................   31,114      17,484     15,660
                                                                --------    --------    -------
Standardized measure of discounted future net cash flows
  relating to oil and gas reserves............................. $ 67,316    $ 47,827    $40,229
                                                                ========    ========    =======

     The changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
Beginning of year........................................... $ 47,827     $ 40,229     $ 48,628
Changes resulting from:
  Sales of oil and gas produced, net of production costs....  (19,687)     (16,234)     (19,238)
  Net changes in price, development, and production costs...    4,054       (4,874)      (3,839)
  Extensions, discoveries, additions, and improved recovery,
     less related costs.....................................    6,056        6,377        5,112
  Purchases of minerals in place............................   42,999       14,707          126
  Sales of minerals in place................................  (20,962)        (871)          --
  Revisions of previous quantity estimates..................     (114)       5,520       (2,379)
  Accretion of discount.....................................    3,885        5,107        6,360
Net change in income taxes..................................   (2,538)        (274)       3,260
Other, net..................................................    5,796       (1,860)       2,199
                                                             --------     --------     --------
          End of year....................................... $ 67,316     $ 47,827     $ 40,229
                                                             ========     ========     ========

                          ONEOK INC. AND SUBSIDIARIES

(N) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Total operating revenues are consistently greater from November through May due to the large volume of natural gas sold to customers for heating. A summary of the unaudited quarterly results of operations for 1996 and 1995 follows:

                                                                      QUARTER
                                                  -----------------------------------------------
                                                   FIRST        SECOND       THIRD        FOURTH
                                                  --------     --------     --------     --------
                                                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
1996
Operating revenues
  Regulated...................................... $104,858     $227,539     $131,396     $ 74,376
  Nonregulated................................... $133,602     $237,201     $158,286     $157,087
Operating income................................. $ 22,815     $ 71,508     $ 27,835     $ (1,123)
Income taxes..................................... $  5,276     $ 23,840     $  7,746     $ (3,825)
Net income....................................... $  8,423     $ 38,543     $ 11,707     $ (5,837)
Earnings per share of common stock............... $   0.31     $   1.42     $   0.42     $  (0.22)
Dividends per share of common share.............. $   0.29     $   0.29     $   0.30     $   0.30
Average shares of common stock outstanding
  (thousands)....................................   27,023       27,100       27,186       27,232

1995
Operating revenues
  Regulated...................................... $126,025     $244,687     $144,551     $ 79,660
  Nonregulated................................... $ 39,755     $ 41,813     $157,726     $119,978
Operating income................................. $ 21,907     $ 55,937     $ 23,253     $  4,416
Income taxes..................................... $  4,835     $ 17,811     $  4,810     $ (2,114)
Net income....................................... $  7,788     $ 28,287     $  9,040     $ (2,311)
Earnings per share of common stock............... $   0.29     $   1.05     $   0.33     $  (0.09)
Dividends per share of common share.............. $   0.28     $   0.28     $   0.28     $   0.28
Average shares of common stock outstanding
  (thousands)....................................   26,690       26,712       27,020       27,020

(O) SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                    (THOUSANDS OF DOLLARS)
Cash Paid During the Year
  Interest (including amount capitalized)...................... $35,122     $37,642     $34,694
  Income taxes................................................. $40,642     $34,513     $14,948
Noncash Transactions:
  Gas received as payment in kind.............................. $ 2,395     $86,033     $74,584
  Issuance of common stock related to:
     Stock Performance Plan.................................... $ 1,144          --     $ 1,203
     Acquisition of gas marketing partnership..................      --     $ 5,836          --
  Dividend reinvestment plan................................... $ 4,536          --          --
  Distribution of net assets from partnership.................. $14,625          --          --

                            SELECTED FINANCIAL DATA

     Following are selected financial data for the Company for each of the last five fiscal years. Dollar amounts are in millions of dollars, except per share amounts.

                                               1996        1995        1994        1993        1992
                                             --------    --------    --------    --------    --------
Operating revenues.........................  $1,224.3    $  954.2    $  784.1    $  789.1    $  677.1
Operating income before interest and income
  taxes....................................  $  121.0    $  105.5    $   92.0    $   96.5    $   83.9
Net income.................................  $   52.8    $   42.8    $   36.2    $   38.4    $   32.6
Total assets...............................  $1,219.9    $1,181.2    $1,148.1    $1,115.1    $1,069.9
Long-term debt.............................  $  351.9    $  363.9    $  376.9    $  391.9    $  397.9
Earnings per common share..................  $   1.93    $   1.58    $   1.34    $   1.43    $   1.21
Dividends per common share.................  $   1.18    $   1.12    $   1.11    $   1.06    $    .96
Percent of payout..........................      61.1%       70.9%       82.8%       74.1%       79.3%
Common equity per share....................  $  15.21    $  14.38    $  13.88    $  13.63    $  13.28
Return on common equity....................     12.64%      10.90%       9.65%      10.46%       9.09%
Ratio of earnings to fixed charges.........      3.44        2.56        2.39        2.33        2.21

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OPERATING ENVIRONMENT AND OUTLOOK

     Each of the Company's business units has taken steps over the past two years to strengthen its competitive edge and position it to be a leader in the industry. The highlights for these units include:

     - REGULATED OPERATIONS -- Changes initiated by Oklahoma Natural Gas in 1995 allowed rates to be restructured for large industrial customers, positioning the Company to more effectively compete for additional customers. In addition, the OCC approved a request for a temperature adjustment clause that normalizes the effect of weather during the heating season, the first such program approved in Oklahoma.

     - NONREGULATED OPERATIONS -- ONEOK Gas Marketing experienced significant growth in the last year becoming a billion cubic foot per day marketing operation. The processing segment owns seven percent of the state's processing capacity. Gathering systems around six plants were expanded to bring them to operating capacity during the current year. The production segment has significantly reduced its exploration activities; rather it concentrates on exploitation activities and reserve ownership in Oklahoma. Currently, 89 percent of the Company's reserves are located in Oklahoma, up from 53 percent one year ago.

     In the opinion of management, a significant indicator of future changes to be encountered by the Company came in the form of a notice of inquiry (NOI) regarding the restructuring of Oklahoma's gas utility industry issued by the OCC in the spring of 1996. The Company supports restructuring and unbundling the transmission, gathering, storage, customer service and gas supply functions. Unbundling should enhance customer choices, service and value and potentially should decrease unit costs, increase throughput, allow broader use of the Company's assets, and strengthen economic development.

     The Company plans to launch two new ventures to enhance its marketing group. ONEOK Producer Services will bring gas marketing and other services to the small gas producer to fill a niche market. In addition, the Company has filed an application with FERC to market electricity.

                            CONSOLIDATED OPERATIONS

                                                               1996          1995         1994
                                                            ----------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
Financial Results
  Operating revenues -- regulated.......................... $  538,169     $594,923     $616,090
  Operating revenue -- nonregulated........................ $  686,176     $359,272     $167,977
                                                            ----------     --------     --------
          Total operating revenue.......................... $1,224,345     $954,195     $784,067
Operating costs............................................ $1,030,442     $795,202     $635,795
Depreciation, depletion and amortization................... $   72,868     $ 53,480     $ 56,243
                                                            ----------     --------     --------
          Operating income................................. $  121,035     $105,513     $ 92,029
                                                            ==========     ========     ========

                               EARNINGS PER SHARE


                                   [GRAPH]

RESULTS OF OPERATIONS

     The continued strong performance of the Company's regulated business, the rapid growth of the gas marketing segment and organizational changes implemented to maximize the value of its nonregulated businesses contributed to a 23.4 percent increase in net income. Higher earnings attributable to the regulated business are the result of reduced costs and increased margins. Growth of the gas marketing operations is attributable to weather related demand and effectively combining gas supply and commodity derivative knowledge in order to match buyers and sellers. Use of derivative instruments, such as futures contracts and swaps, allows ONEOK Gas Marketing to accept physical supply and sale contracts which use differing price indices and hedge the price risk to the Company.

     The Company views its segments as operating within either a rate regulated environment (Regulated Operations) or a nonregulated (Nonregulated Operations). The nonregulated environment is further viewed as having three primary, vertically integrated segments: marketing, processing and production. In order to align this view with its financial reporting, the Company, beginning this year, is presenting the combined results of each operating environment. Nonregulated segment data is reported by process rather than entity.

REGULATED OPERATIONS

     Oklahoma Natural Gas is a fully integrated intrastate natural gas distribution and transmission business, which purchases, stores, transports, and distributes natural gas for sale to wholesale and retail customers primarily in the State of Oklahoma, and leases pipeline capacity to customers for their use in transporting natural gas to their facilities. ONG Transmission Company transports gas for others under Section 311(a) of the Natural Gas Policy Act of 1978 (NGPA). Oklahoma Natural Gas Company, ONG Transmission

Company, ONG Sayre Storage Company, and ONG Gas Gathering Company are consolidated for ratemaking purposes by the Oklahoma Corporation Commission.

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                                  (THOUSANDS OF DOLLARS)
FINANCIAL RESULTS
  Gas Sales............................................. $  487,294     $  502,427     $  524,961
  Cost of gas...........................................    247,299        316,867        353,516
                                                         ----------     ----------     ----------
          Gross margins on gas sales....................    239,995        185,560        171,445
Pipeline capacity lease margins.........................     41,684         86,697         85,050
Other revenues..........................................     11,394          7,551          7,759
                                                         ----------     ----------     ----------
          Net revenues..................................    293,073        279,808        264,254
Operating expenses......................................    144,927        146,986        135,139
Depreciation, depletion and amortization................     50,805         41,252         41,265
                                                         ----------     ----------     ----------
          Operating income.............................. $   97,341     $   91,570     $   87,850
                                                         ==========     ==========     ==========
VOLUMES (MMCF)
Gas sales
  Residential...........................................     58,681         52,804         58,587
  Commercial............................................     29,918         25,288         27,342
  Industrial............................................     15,145         39,095         51,276
Pipeline capacity lease.................................    158,527        134,130        120,619
                                                         ----------     ----------     ----------
          Total.........................................    262,271        251,317        257,824
                                                         ==========     ==========     ==========
GROSS MARGIN PER MCF
  Residential........................................... $     2.92     $     2.57     $     2.13
  Commercial............................................ $     1.86     $     1.88     $     1.75
  Industrial............................................ $     0.84     $     0.73     $     1.79
  Pipeline capacity leases.............................. $     0.20     $     0.47     $     0.45
                                                         ==========     ==========     ==========
Number of customers.....................................    729,467        724,201        715,142
Customers per employee..................................        404            377            362
Capital expenditures (thousands)........................ $   42,900     $   55,800     $   62,200
Identifiable assets (thousands)......................... $1,019,400     $1,023,000     $1,011,000

     OPERATIONAL HIGHLIGHTS -- In the last two rate cases, sweeping changes were proposed to the way business had previously been conducted in order to be more competitive and to stabilize and improve earnings capacity. The rate structure that was approved shifted a significant amount of margin to core residential and commercial customers, and offset that shift by gas cost reductions.

     The Company dominates the core energy service markets with over a 90 percent market share for water heating, cooking and home heating. Annual cost comparisons with electricity for these same services indicate that gas costs were at least 50 percent less, the largest difference being in home heating at 70 percent less. On a gas to gas comparison, Oklahoma Natural Gas Company rates were lower than the regional and national averages for residential, firm industrial and interruptible industrial services.

     In 1996, significant changes occurred in the way the Company conducts its business. Highlights of those changes are:

     - Implemented a performance-based compensation system for all employees.

     - Shifted the source of the net revenues from the industrial customer to the core residential and commercial customers. In 1996, 80 percent of net revenues was derived from gas sales and PCL revenues from the core customers, as compared to 63 percent in 1995 and 1994. Despite this shift in net revenues, the core customers experienced a net decrease in their cost of gas due to changes in gas purchasing and pricing practices.

     - Strengthened cost controls throughout the organization. Total employees dropped by approximately six percent while increasing the number of customers by approximately two percent. This was accomplished through attrition and without compromising customer safety.

     REGULATORY INITIATIVES -- The OCC's NOI on restructuring Oklahoma's gas utility industry has set into motion the process of unbundling products and services. The Company believes and has stated in its response to the NOI that it envisions a restructured rate environment in which competition replaces the traditional regulated, full merchant utility function. The Company supports the unbundling of at least the transmission, gathering, storage, customer service and gas supply functions; however, because of the inefficient and costly duplication of certain functions, such as local distribution service, regulation will continue to be necessary in certain areas. Unbundling of the appropriate services could be accomplished within three to five years after final OCC approval.

     Customer choice is the driving force behind the restructuring efforts and will ultimately provide a wide array of services from which to choose. The Company has already unbundled the gas supply function for many industrial and large commercial customers through the PCL program and envisions the separation of the gas supply function, referred to in the industry as "open access", as the first step in unbundling for small commercial and residential customers. The Company intends to file for OCC permission for a pilot open access project during the coming year and anticipates that open access can be accomplished within two years after the OCC adopts the final rules.

     RATE CASE ACTIVITIES -- November 1994 Rate Order -- Ratified a $23.7 million rate increase of which $18.2 million had been approved on an interim basis in February of 1992. The rate order also established a monthly connection fee that will reduce the impact of seasonality of weather on earnings.

     June 1995 Rate Order -- Reduced the cost of service to the large industrial customers and shifted the reduction to the core customers through a tariff rider. Changes to gas purchasing and pricing practices offset the impact of the tariff rider and provide a net savings to the customer. A temperature normalization clause was adopted to further reduce the impact of seasonality on earnings. As part of the settlement, the Company agreed not to file for a general rate increase for two years.

     CAPITAL EXPENDITURES -- The Company's capital expenditure program includes expenditures for extending service to new areas, increasing system capabilities and general replacements and betterments. The 1996 capital expenditure program included $10 million for new business development and $2 million to improve peak storage deliverability. It is the Company's practice to maintain and periodically upgrade facilities to assure safe, reliable and efficient operations.

     OPERATING RESULTS -- Higher gross margins on gas sales result primarily from rate increases granted under the two rate cases completed in fiscal 1995 and higher usage billed during the winter heating season which lasts from November through April. Actual degree days in the 1996 heating season approximated normal (3,632 degree days) and accordingly the Temperature Adjustment Clause (TAC) had little impact on gas margins. Fluctuations in gas margins in 1995 and 1994 (prior to the implementation of the TAC) are directly attributable to weather as evidenced by total degree days of 3,358 and 3,874 during the respective winter heating seasons. Degree days is an industry measure of temperature variations from an established normal temperature of 65 degrees; a higher number of degree days reflects colder weather on the average. Despite an increase in the spot market price of gas during 1996 from 1995, the Company achieved a reduction in the cost of gas through changes in its gas purchasing and pricing practices approved in the June 1995 rate case. Fluctuation in the costs of gas from 1995 to 1994 reflects volume and spot market fluctuations. The significant decrease in PCL margins reflects the rate restructuring completed in 1995 which lowered rates to our large industrial customers in order to compete more effectively.

     Operating expenses remained relatively unchanged in 1996 as compared to 1995 despite an $8.7 million increase in post-retirement benefit expense. Prior to the June 1995 rate case, such cost was deferred pending regulatory approval. Offsetting this increase in expense were reductions in labor costs, property damage claims and other operations and maintenance expenses. The increase in operating expenses in 1995 as compared to 1994 reflects increases in compensation relating to lump-sum incentive costs resulting from the attainment of corporate performance objectives and the recognition of net periodic pension costs previously deferred pending regulatory approval in the November 1994 rate case.

NONREGULATED OPERATIONS

     The Company's nonregulated operations are involved in the production, processing and marketing of natural gas, oil and natural gas liquids. As a result of acquisitions and dispositions during the third quarter of 1996, the Company's producing properties are concentrated principally in Oklahoma where it also owns nonoperated interests in 15 gas liquids extraction plants. The gas marketing subsidiary directs its activities to end users in the mid-continent region of the United States. The Company also operates its headquarters office building and a parking garage.

                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
FINANCIAL RESULTS
  Gas sales................................................. $612,595     $328,890     $168,848
  Cost of gas...............................................  596,491      320,572      165,692
                                                             --------     --------     --------
          Gross margins on gas sales........................   16,104        8,318        3,156
  Gas and oil production....................................   25,181       20,799       23,664
  Gas processing............................................   73,337       67,217       63,591
  Other.....................................................   16,560       11,800       11,822
                                                             --------     --------     --------
          Net revenues......................................  131,182      108,134      102,233
  Operating costs...........................................   85,425       81,963       83,076
  Depreciation, depletion and amortization..................   22,063       12,228       14,978
                                                             --------     --------     --------
          Operating income.................................. $ 23,694     $ 13,943     $  4,179
                                                             ========     ========     ========
OPERATING INFORMATION
Natural gas volumes (MMcf)
  Natural gas production....................................    9,406        8,775        8,043
  Residue gas...............................................    6,883        7,560        7,180
  Marketing.................................................  315,616      221,561       83,541
                                                             --------     --------     --------
                                                              331,905      237,896       98,764
                                                             --------     --------     --------
LESS INTERSEGMENT SALES
  Natural gas production....................................    3,978        1,640           --
  Residue gas...............................................    6,880        5,095           --
  Marketing.................................................    7,822       41,262       10,445
                                                             --------     --------     --------
                                                               18,680       47,997       10,445
                                                             --------     --------     --------
          Net natural gas volumes...........................  313,225      189,899       88,319
                                                             ========     ========     ========

MARKETING

     OPERATIONAL HIGHLIGHTS -- The Company's marketing operation purchases and markets natural gas, primarily in the mid-continent area of the United States. Several operational changes instituted throughout the current year included increased use of gas storage facilities, hedging and transportation arbitraging. This allows the Company to capitalize on day-to-day pricing volatility by managing positions and moving large volumes of gas in short periods of time.

     Beginning in 1997, the Company expects to introduce ONEOK Producer Services, an entity which will specialize in servicing small producers. Services will include well connection identification and facilitation, production balancing to nominated volumes and handling certain administrative accounting functions.

     The Company has filed an application with FERC to market electricity. Management anticipates that permits will be granted during the first quarter of 1997. It is not anticipated that such activities will be a major contributor to earnings in 1997.

                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                   (THOUSANDS OF DOLLARS)
MARKETING SEGMENT
  Natural gas sales......................................... $612,595     $328,890     $168,848
  Cost of gas...............................................  596,491      320,572      165,692
                                                             --------     --------     --------
          Gross margin on gas sales.........................   16,104        8,318        3,156
  Operating costs, net......................................    2,697        3,458         (607)
  Depreciation, depletion, and amortization.................      484           80           --
                                                             --------     --------     --------
          Operating income.................................. $ 12,923     $  4,780     $  3,763
                                                             ========     ========     ========
OPERATING INFORMATION
  Natural gas volumes (MMcf)................................  315,616      221,561       83,541
  Capital expenditures (thousands).......................... $    370     $    921           --
  Identifiable assets (thousands)........................... $ 71,200     $ 41,400     $  7,500

     PRICE RISK MANAGEMENT -- In order to mitigate the financial risks arising from fluctuations in both the market price and transportation costs of natural gas, the Company routinely enters into natural gas futures contracts, swaps and options as a method of protecting its margins on the underlying physical transactions. However, net open positions in terms of price, volume and specified delivery point do occur. For further discussion, see OTHER, Price Risk Management at page 25.

     OPERATING RESULTS -- The increase in profitability of the marketing business reflects the impact of the additional volume and price volatility resulting from weather related demand. As important, the Company focuses on serving a niche market of daily production trading. Such demand is precipitated by customers who have volatile consumption throughout a month or acquire a portion of their operating needs on the spot market as a method of hedging price changes. This sector of the market is potentially more profitable due to spot market volatility. In any one month, approximately 80 to 90 percent of the Company's volume results from such trading. In January 1995, the Company acquired the remaining 50 percent interest in a gas marketing entity. The results of operations attributable to this investment are included in operating costs prior to that date.

PROCESSING

     OPERATIONAL HIGHLIGHTS -- The Company's processing operation has nonoperating interests in 15 gas processing plants whose operations include the extraction and separation of natural gas liquids (NGLs) into distinct products (e.g., ethane, butane, propane and isobutane). Under certain market conditions it may become unprofitable to separate and sell certain products, a process referred to as rejection. Other factors contributing to the volatility in earnings are fluctuations in the price of natural gas which is consumed as "fuel and shrinkage" in the extraction process, fluctuation in the discreet market prices of NGLs, competition or processing plant capacity utilization.

     Processing plant enhancement completed during 1996 included an expansion of the gathering systems behind certain plants, development of producer alliances and bringing most gas processing plants to capacity. The Company's joint interest partner completed construction of a gathering system servicing three processing plants. Management is pursuing producer alliances which will provide economical supplies and the dedication of additional production to the plants. Currently, 12 of the Company's processing plants are on-line and running at or near capacity.

                                                                   1996       1995       1994
                                                                  -------    -------    -------
                                                                     (THOUSANDS OF DOLLARS)
PROCESSING SEGMENT
  Natural gas liquids and residue sales.........................  $70,859    $64,726    $63,105
  Other.........................................................      261        148      2,298
                                                                  -------    -------    -------
          Operating revenues....................................   71,120     64,874     65,403
  Operating costs...............................................   60,077     56,755     60,091
  Depreciation, depletion, and amortization.....................    2,063      1,790      1,899
                                                                  -------    -------    -------
          Operating income......................................  $ 8,980    $ 6,329    $ 3,413
                                                                  =======    =======    =======
OPERATING INFORMATION
  Residue gas (MMcf)............................................    6,883      7,560      7,180
  Natural gas liquids (MGallons)................................  195,979    205,464    194,378
  Average NGL's price (Gallons).................................    0.297      0.261      0.251
  Fuel and shrink price (MMbtu).................................  $  1.82    $  1.64    $  1.86
  Capital expenditures (thousands)..............................  $ 5,183    $ 1,226    $ 2,729
  Identifiable assets (thousands)...............................  $26,700    $25,200    $28,800

     CAPITAL EXPENDITURES -- The Company's portion of the gathering field addition was approximately $3.2 million. The remaining $2 million in capital expenditures during 1996 related to capital required to sustain operations. Prior years' expenditures generally related to capital required to sustain operations.

     OPERATING RESULTS -- Gas processing revenue rose, reflecting improving market conditions for NGLs. NGL sales volumes were lower, due to rejection.

PRODUCTION

     OPERATIONAL HIGHLIGHTS -- The Company's strategy is to concentrate ownership of hydrocarbon reserves in Oklahoma in order to add value not only to its existing production operations but also to the related processing, marketing, transmission, and storage businesses. Accordingly, the Company intends to focus on exploitation activities rather than exploratory drilling.

     The volatility of energy prices has a significant impact on the profitability of this segment. In an effort to manage price risk as much as possible, the production segment expanded its hedging program in late 1996. As of August 31, 1996, approximately 76 percent of anticipated gas production in 1997 has been hedged primarily with swap agreements.

                                                                   1996       1995       1994
                                                                  -------    -------    -------
                                                                     (THOUSANDS OF DOLLARS)
PRODUCTION SEGMENT
  Natural gas sales.............................................  $17,466    $13,236    $16,036
  Oil sales.....................................................    7,716      7,563      7,628
  Liquids and residue gas.......................................    2,477      2,491        486
  Other.........................................................    5,675      1,582        330
                                                                  -------    -------    -------
          Operating revenues....................................   33,334     24,872     24,480
  Operating costs...............................................   11,341     11,257     11,573
  Depreciation, depletion, and amortization.....................   19,161     10,038     12,172
                                                                  -------    -------    -------
          Operating income......................................  $ 2,832    $ 3,577    $   735
                                                                  =======    =======    =======
OPERATING INFORMATION
Proved Reserves
  Gas (MMcf)....................................................   74,068     39,226     32,370
  Oil (MBbls)...................................................    1,795      3,247      2,284
                                                                  -------    -------    -------
Production
  Gas (MMcf)....................................................    9,406      8,775      8,043
  Oil (MBbls)...................................................      435        466        572
                                                                  -------    -------    -------
Average Price
  Gas (Mcf).....................................................  $  1.85    $  1.51    $  1.95
  Oil (BBls)....................................................  $ 17.73    $ 16.22    $ 14.18
                                                                  -------    -------    -------
Capital Expenditures (thousands)................................  $46,733    $25,000    $ 8,327
Identifiable Assets (thousands).................................  $73,200    $60,000    $42,800
                                                                  -------    -------    -------

     CAPITAL EXPENDITURES -- During 1996, the Company purchased substantially all of the Oklahoma oil and natural gas properties of SCANA Petroleum Resources, Inc. The $43.1 million purchase included over 500 producing properties of which 90 percent are natural gas. Also in 1996, the Company sold all of its oil and gas properties in Alabama and Mississippi for approximately $18.9 million. The Company acquired working interests in oil and gas reserves located in Louisiana for approximately $18.3 million in 1995.

     Capital expenditures related to a limited drilling program were approximately $3.4 million, $5.9 million and $8.3 million in 1996, 1995 and 1994, respectively.

     OPERATING RESULTS -- Net production revenues rose reflecting increased production capabilities over the last two years and an increase in natural gas prices during 1996 to 1994 levels. Other production revenue includes the gain on sale of the Alabama and Mississippi properties in the third quarter of 1996. Effective March 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows or information provided by sales and purchases of similar assets. Under SFAS No. 121, the Company now evaluates impairment of production assets on a field by field basis rather than using a total company basis for its proved properties. As a result, the Company recognized a pre-tax impairment loss of $8.6 million in 1996.

                        LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW ANALYSIS

     Cash provided by operating activities remains strong and continues as the primary source for meeting cash requirements. However, due to seasonal fluctuations and additional capital requirements, the Company accesses funds through a short-term credit agreement and, if necessary, through long-term borrowings. The Company believes that internally generated funds and existing credit agreements will be sufficient to meet its debt service, dividend payment and capital expenditure requirements. However, certain events, such as significant acquisitions, may require additional long-term debt or equity financing. The following discussion of cash flows should be read in conjunction with the Company's Consolidated Statement of Cash Flows and the supplemental cash flow information included in note O of Notes to Consolidated Financial Statements.

OPERATING CASH FLOW

                                                           FOR THE YEARS ENDED AUGUST 31,
                                                          ---------------------------------
                                                            1996         1995        1994
                                                          --------     --------     -------
                                                               (THOUSANDS OF DOLLARS)
    Cash provided by operating activities...............  $105,050     $109,559     $80,274

     Income before deferred taxes and depreciation, depletion and amortization increased by approximately $43 million in 1996 reflecting the overall increase in net income, changes in the components of current and deferred taxes and the recovery through rates of deferred costs settled in the 1995 rate proceedings. This increase from earnings was partially offset by fluctuations in the level of gas in storage and the timing of the recovery of gas costs. In late 1996, the Company received permission from the OCC to change its method of recovering purchased gas costs which had accumulated during the winter heating season resulting from the base cost of gas set during the June 1995 rate proceeding. In addition, the OCC will allow periodic changes in the base gas cost in order to reduce the impact on cash flow of future fluctuations in the weighted average cost of gas.

     Income before deferred taxes and depreciation, depletion and amortization was $21 million lower in 1995 as compared to 1994 despite higher earnings in 1995, reflecting changes in the components of current and deferred taxes. This was offset by significant reductions in both gas in storage and the level of recovery of purchased gas costs.

INVESTING CASH FLOW

                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                (THOUSANDS OF DOLLARS)
    Cash used in investing activities.....................  $71,985     $63,299     $68,357

     CAPITAL EXPENDITURES -- Total capital expenditures increased in both 1996 and 1995; however, as discussed in the "Results from Operations," this is attributable to the acquisition of production assets for approximately $43 million and $18 million in each of those years respectively. Capital expenditures for 1997, excluding potential acquisitions, are estimated to be $63 million.

     ASSET SALES -- Approximately $18 million and $8 million of proceeds were received in 1996 and 1994, resulting from the sale of production and drilling assets in 1996 and 1994, respectively. The sale of a pipeline investment for its approximate book value generated approximately $10.2 million in proceeds in 1995.

FINANCING CASH FLOW

                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                (THOUSANDS OF DOLLARS)
    Cash used in financing activities.....................  $44,966     $38,306     $17,039

     SHORT-TERM DEBT -- The Company uses short-term debt to help meet its need for operating funds, which fluctuates with seasonal demands for gas purchases, the levels of gas in storage and the Unrecovered Purchased Gas Cost (UPGC). A short-term unsecured credit agreement with several banks provides aggregate borrowings of up to $125 million for general corporate purposes. A master note with Bank of America provides an additional $30 million of borrowing capability. The maximum amount of short-term debt authorized by the Board of Directors is $150 million. Fluctuation in the amount of cash used in financing activities in each of the years presented is primarily a factor of short-term borrowings.

     LONG-TERM DEBT -- As of August 31, 1996, the Company could have issued approximately $292.5 million of additional long-term debt under the most restrictive provisions contained in its various borrowing agreements. With the current mix and relative sizes of the Company's businesses, Company goals are to achieve an equity to capital ratio of approximately 50 percent and to preserve or improve its current debt ratings. At August 31, 1996, the equity component was 51 percent as compared to 49 percent a year ago. Debt ratings are A3 by Moody's Investor Service and A- by Standard and Poor's Corporation. No long-term debt is currently callable, and only the 8.7 percent, 9.7 percent and 9.75 percent series have call options commencing in October 1996, and December 1999 and 2000, respectively. No long-term debt was issued in the last three years.

     STOCK AND DIVIDENDS -- The Company had approximately 28 million shares of common stock, 160,000 shares of preferred stock and 3 million shares of preference stock available for issue at August 31, 1996, 1995 and 1994. Common stock dividends were $1.18, $1.12 and $1.11 per share in 1996, 1995 and 1994, respectively. Preferred stock dividends were $2.375 in each of the three years. Through the Company's Stock Purchase and Dividend Reinvestment Program, $2.04 million of dividends were reinvested into common stock during 1996.

     LIQUIDITY -- The regulated businesses continue to face competitive pressure to serve the substantial market represented by its large industrial customers. The loss of a substantial portion of its industrial load, without recoupment of the revenues from that loss, would have a materially adverse effect on the Company's financial condition. The Company has successfully competed for such load in large part with such innovative methods as its PCL and SISP programs. These programs were all designed to provide competitive alternatives for Oklahoma industry. Rate restructuring achieved in the June 1995 rate order further reduces the Company's risk in serving its large industrial customers.

OTHER

     PRICE RISK MANAGEMENT -- Commodity futures contract options and swaps are periodically used in the production, gas processing, and marketing operations to hedge the impact of natural gas price fluctuations. Natural gas futures require the Company to buy or sell natural gas at a fixed price. Under swap agreements, the Company receives or makes payments based on the differential between a specified price and the actual price of natural gas. Swaps and options allow the Company to commit to purchase gas at one location and sell it at another location without assuming unacceptable risk with respect to changes in price or the cost of the intervening transportation. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. The Company utilizes options to manage margins and to limit overall price risk exposure. The Company's production operation periodically uses commodity futures contracts and swaps to hedge the impact of oil and natural gas price fluctuations. The Company's gas processing operation uses futures to hedge the price of gas used in the natural gas liquid extraction process. The gas marketing operation uses futures, options and swaps to lock in margins on preexisting purchase or sale commitments for physical quantities of natural gas. The Company adheres to policies and procedures which limit its exposure to market risk from open positions and monitors daily its exposure to market risk. Gains and losses on commodity futures contracts and swaps are recognized in income when the underlying physical transactions are closed. At August 31, 1996, the net deferred gain on these contracts was approximately $4.9 million.

     NEW ACCOUNTING PRONOUNCEMENTS -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which will become effective for years beginning after December 15, 1995. This Statement will require that financial statements include certain disclosures about stock-based employee compensation and allows, but does not require, a fair value-based method of accounting for such compensation. The Company will not adopt the fair value-based method of accounting, however, it will make the required disclosures in future stockholder reports.

          MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON STOCK
                        AND RELATED SHAREHOLDER MATTERS

(A) MARKET INFORMATION

     The Company's common stock is listed on the New York Stock Exchange under the trading symbol OKE. The corporate name ONEOK is used in newspaper stock listings. The high and low market prices of the Company's common stock for each fiscal quarter during the last two fiscal years were as follows:

                                                                           HIGH       LOW
                                                                          ------     -----
    1996
      First quarter.....................................................  $24 13/16  $22
      Second quarter....................................................  $23 7/8    $20
      Third quarter.....................................................  $27 1/2    $21 1/8
      Fourth quarter....................................................  $28 7/8     24 3/8
    1995
      First quarter.....................................................  $18        $15 7/8
      Second quarter....................................................  $18 3/8    $16 7/8
      Third quarter.....................................................  $19 5/8    $17 1/4
      Fourth quarter....................................................  $23 7/8    $18 3/4

(B) HOLDERS

     There were 13,267 holders of the Company's common stock at August 31, 1996.

(C) DIVIDENDS

     Quarterly dividends declared on the Company's common stock during the last two fiscal years were as follows:

                                                                           1996      1995
                                                                           -----     -----
    First quarter........................................................  $ .29     $ .28
    Second quarter.......................................................    .29       .28
    Third quarter........................................................    .30       .28
    Fourth quarter.......................................................    .30       .28
                                                                           -----     -----
              Total......................................................  $1.18     $1.12
                                                                           =====     =====

     Debt agreements pursuant to which the Company's outstanding long-term and short-term debt has been issued limit dividends and other distributions on the Company's common stock. Under the most restrictive of these provisions, $27,412,000 of retained earnings is so restricted. On August 31, 1996, $192,437,000 was available for dividends on the Company's common stock.

--------------------------------------------------------------------------------

                                                                          COMMON
                                   ONEOK INC.
              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL
                   MEETING OF SHAREHOLDERS DECEMBER 12, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Larry W. Brummett and David L. Kyle, or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK Inc. at the Annual Meeting of Shareholders to be held December 12, 1996, and at any and all adjournments thereof, upon the matter of the elections of directors, the proposals referred to in Items 2 and 3 of this Proxy, and any other business that may properly come before the meeting.

    Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2 AND 3 OF THIS PROXY. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before this Annual Meeting or any adjournment thereof. MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of five Directors in Class A.Nominees: Edwyna G. Anderson, William L. Ford, Bert H. Mackie, Gary D. Parker, Stanton L. Young

            [ ]  FOR all nominees listed above        [ ] WITHHOLD AUTHORITY to
                                                          vote for all nominees
                                                          listed above

      (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                  NOMINEE'S NAME ON THE LINE PROVIDED BELOW)

--------------------------------------------------------------------------------

2. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditor of the Corporation for the 1997 fiscal year.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

                         (PLEASE SIGN ON REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. To transact such other business as may properly come before the meeting and at any and all adjournments thereof.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

                                                  DATED:
                                                        ------------------------


                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                           (Signature)

                                                  NOTE: Please sign this proxy
                                                  exactly as your name appears
                                                  hereon, including the title
                                                  "Executor," "Trustee," etc. If
                                                  the name indicated is a joint
                                                  account, each joint owner
                                                  should sign. If the stock is
                                                  held by a corporation, this
                                                  proxy should be executed by a
                                                  proper officer thereof.

     PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                       PREFERRED
                                   ONEOK INC.
              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL
                   MEETING OF SHAREHOLDERS DECEMBER 12, 1996

    The undersigned hereby appoints Larry W. Brummett and David L. Kyle, or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK Inc. at the Annual Meeting of Shareholders to be held December 12, 1996, and at any and all adjournments thereof, upon the matter of the elections of directors, the proposals referred to in Items 2 and 3 of this Proxy, and any other business that may properly come before the meeting.

    Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2 AND 3 OF THIS PROXY. The proxies or substitutes may vote accordingly in their discretion upon any other business that may property come before this Annual Meeting or any adjournment thereof. Management recommends a vote FOR Items 1, 2 and 3.

1. Election of five Directors in Class A. Nominees: Edwyna G. Anderson, William L. Ford, Bert H. Mackie, Gary D. Parker, Stanton L. Young

            [ ]  FOR all nominees listed above        [ ] WITHHOLD AUTHORITY to
                                                          vote for all nominees
                                                          listed above

      (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                  NOMINEE'S NAME ON THE LINE PROVIDED BELOW)

--------------------------------------------------------------------------------

2. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditor of the Corporation for the 1997 fiscal year.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

                         (PLEASE SIGN ON REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. To transact such other business as may properly come before the meeting and at any and all adjournments thereof.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

                                                  DATED:
                                                        ------------------------


                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                           (Signature)

                                                  NOTE: Please sign this proxy
                                                  exactly as your name appears
                                                  hereon, including the title
                                                  "Executor," "Trustee," etc. If
                                                  the name indicated is a joint
                                                  account, each joint owner
                                                  should sign. If the stock is
                                                  held by a corporation, this
                                                  proxy should be executed by a
                                                  proper officer thereof.

     PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------